Exhibit 10.60

PURCHASE AND SALE AGREEMENT

between

AREP FIFTY-SEVENTH LLC, as Seller

and

ARC NY120W5701, LLC, as Purchaser

____________________

Viceroy New York

120 West 57th Street
New York, NY

____________________

Dated: As of September 18, 2013

TABLE OF CONTENTS

1.	AGREEMENT TO SELL AND PURCHASE.	1
2.	PURCHASE PRICE; ALLOCATION.	2
3.	DEPOSIT.	2
4.	CLOSING; OUTSIDE CLOSING DATE.	3
5.	PRO-RATIONS; CLOSING EXPENSES; ADVANCE BOOKINGS; REAL ESTATE TAX APPEALS; MORTGAGE ASSIGNMENT.	4
6.	DUE DILIGENCE; NO TERMINATION RIGHT.	6
7.	“AS IS, WHERE IS, WITH ALL FAULTS” CONDITION OF PROPERTY.	9
8.	TITLE/SURVEY EXAMINATION.	9
9.	CONDITIONS TO CLOSING; CONVEYANCE.	11
10.	ACKNOWLEDGEMENT.	14
11.	CLOSING DELIVERIES.	15
12.	CASUALTY AND CONDEMNATION.	20
13.	BROKERAGE.	22
14.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.	23
15.	REPRESENTATIONS AND WARRANTIES OF SELLER.	24
16.	PROPERTY OPERATION PRIOR TO CLOSING; LIQUOR LICENSE; CERTAIN OTHER COVENANTS PRIOR TO CLOSING.	31
17.	DEFAULT; REMEDIES; TERMINATION.	35
18.	OFAC; ANTI-MONEY LAUNDERING LAWS.	36
19.	ADDITIONAL PROVISIONS.	38
20.	Completion of hotel project.	43
21.	GROUND LEASE; Restaurant lease; viceroy agreement.	47
22.	Employee Matters.	48
23.	LIMITATION ON LIABILITY.	50
24.	Holdback.	51

SCHEDULES/EXHIBITS

Schedule 1	Definitions
Schedule 2	Closing Pro Rations/Apportionments
Schedule 3	Diligence Documents
Schedule 4	Assumed Contracts
Schedule 5	Employees
Schedule 6	Bookings
Schedule 7	Construction Plans
Schedule 8	Litigation Disclosure
Schedule 9	Construction Costs (as of the Effective Date)
Schedule 10	Material Manufacturers’ Warranties
Schedule 11	Construction Contracts
Schedule 12	FF&E Contracts
Schedule 13	Equipment Leases
Schedule 14	Seller’s Property Insurance
Schedule 15	Multi-Employer Plans
Schedule 16	Default Notices under the Construction Contracts
Schedule 17	Labor Matters
Schedule 18	Seller’s Reserved Claims
Exhibit A	Land
Exhibit B	Deposit Escrow Terms and Provisions
Exhibit C	Form of Ground Lease Assignment
Exhibit D	Form of Bill of Sale
Exhibit E	Form of General Assignment
Exhibit F	Form of Non-Foreign Status Affidavit
Exhibit G	Form of Title Affidavit
Exhibit H	Form of Construction Costs Escrow Agreement
Exhibit I-1	Form of Ground Lease Notice
Exhibit I-2	Form of Restaurant Lease Notice
Exhibit I-3	Form of Viceroy Agreement Notice
Exhibit I-4	Form of Assumed Contract Notice
Exhibit J	Form of Second Amendment to Ground Lease
Exhibit K-1	Form of Ground Lease Estoppel
Exhibit K-2	Form of Viceroy Estoppel

Exhibit K-3	Form of Restaurant Lease Estoppel
Exhibit K-4	Form of Seller Estoppel
Exhibit L-1	Form of Union Assignment
Exhibit L-2	Form of Union Assignment (Addendum 1)
Exhibit M	Form of Purchaser’s ERISA Certificate
Exhibit N	Form of Holdback Escrow Agreement
Exhibit O	Title Commitment
Exhibit P	Title Exceptions

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of September 18, 2013 (the “Effective Date”), is made between AREP FIFTY-SEVENTH LLC, a Delaware limited liability company (“Seller”), as seller and ARC NY120W5701, LLC, a Delaware limited liability company (“Purchaser”), as purchaser.

Recitals

A.                 Reference is made to that certain hotel project currently being constructed to be commonly known as the “Viceroy New York” located at 120 West 57th Street, New York, New York consisting of approximately 128,612 square feet of improvements (the “Hotel”) and situated on the land (the “Land”) more particularly described in Exhibit A (the Land, together with all structures, improvements, machinery and fixtures affixed or attached to the Land and all easements, rights, privileges and appurtenances pertaining thereto, collectively, the “Real Property”).

B.                 Seller has a leasehold interest in the Real Property pursuant to the Ground Lease.

C.                 Seller desires to sell the Property (as defined below) to Purchaser, and Purchaser desires to purchase such Property from Seller in accordance with the terms and conditions of this Agreement.

D.                 Terms not expressly defined herein shall have the meanings given thereto on Schedule 1.

Now, therefore, in consideration of the above Recitals (which are incorporated into this Agreement), the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth in this Agreement.

1.                  AGREEMENT TO SELL AND PURCHASE. In accordance with the terms of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest (if any) in and to the following (collectively the “Property”): (a) Seller’s leasehold interest in the Ground Lease, (b) any and all tangible personal property owned by Seller and located on or used in connection with or arising out of the ownership, management or operation of the Real Property, in each case, to the extent existing on the Closing Date (any and all such tangible personal property and all Inventories, FF&E, Supplies and Retail Merchandise, collectively, the “Personal Property”), (c) to the extent being assigned by Seller to Purchaser at Closing in accordance with the terms of Section 6(f), the Assumed Contracts (as defined below), (d) Seller’s interest as landlord in the Restaurant Lease and, if applicable, as tenant in the Back-of-House Lease, (e) Seller’s interest (if any) as owner of the leasehold interest in the Real Property, under any and all licenses and permits issued for, or with respect to, the Real Property or the Personal Property by any governmental agency or authority having jurisdiction with respect thereto and relating to the operation or ownership of the Real Property or the Personal Property, in each case, to the extent assignable by Seller without the consent of any party and to the extent in effect as of the Closing Date (collectively, “Licenses and Permits”), (f) the Union Contract or Addendum I to CBA (as hereinafter defined), as the case may be, (g) all Inventories, FF&E, Supplies, Retail Merchandise and Bookings, in each case, to the extent existing as of the Closing, (h) subject to Section 9(b)(xii) and Section 11(a)(xix), to the extent assignable by Seller without the consent of any party and to the extent existing as of the Closing, Seller’s interest (if any) in any and all guarantees and warranties relating to the Real Property, any Personal Property, Inventories, FF&E, Supplies and Retail Merchandise (collectively, the “Guarantees”), (i) Seller’s right (if any) to use the name “Viceroy New York” in accordance with the terms of the Viceroy Management Agreement (the “Intangible Property”) (it being acknowledged by Purchaser that Seller has not copyrighted or trademarked or otherwise registered the same in any manner), (j) Seller’s interest (if any) in the IT Systems and (k) the Assigned Accounts Receivable (as defined below), if any.

2.                  PURCHASE PRICE; ALLOCATION.

(a)                The purchase price (the “Purchase Price”) for the purchase and sale of the Property in accordance with the terms hereof is one hundred forty-eight million five hundred thousand dollars ($148,500,000) (subject to all pro rations and adjustments provided herein). At Closing, Purchaser shall deliver to Seller by wire transfer of immediately available U.S. dollar funds the Purchase Price less the amount of the Deposit (as defined below) to the extent actually paid to Seller at the Closing by Escrow Agent and as adjusted according to the items to be pro-rated as provided in Section 5, plus any other amounts required to be paid by Purchaser to Seller at Closing hereunder.

(b)               The Purchase Price shall be allocated among the Real Property, the Personal Property and all remaining Property in accordance with the allocation statement to be prepared in good faith by Seller’s accountant (BDO USA LLP) and approved in good faith by Purchaser (which such approval shall not be unreasonably withheld, delayed or conditioned). Seller shall cause such allocation statement to be delivered to Purchaser for its review and approval at least twenty five (25) days prior to the Closing Date. Purchaser shall review such allocation statement and provide any reasonable objections to Seller no later than five (5) Business Days after its receipt of such allocation statement from Seller. If Purchaser raises any such reasonable objections, the parties hereto will confer with Seller’s accountant and will mutually negotiate in good faith in an attempt to resolve such reasonable objections and mutually agree upon the allocation statement within two (2) Business Days thereafter (and in no event later than ten (10) days prior to the Closing Date). If the parties are unable to mutually agree upon the allocation statement within such two (2) Business Days period, then the parties agree to immediately submit the disputed allocation to PKF Consulting USA, LLC (the “Allocation Statement Accountant”) for binding resolution. The parties represent that as of the Effective Date and agree that at all times during which the Allocation Statement Accountant is engaged by the parties pursuant to this Section 2, the Allocation Statement Accountant shall be independent. The parties shall provide the Allocation Statement Accountant with each of Seller’s allocation statement and Purchaser’s allocation statement, and the Allocation Statement Accountant shall select either Seller’s allocation statement or Purchaser’s allocation statement. The Allocation Statement Accountant’s selection shall be deemed the mutually agreed allocation and shall be binding on Purchaser and Seller. The fees of the Allocation Statement Accountant shall be shared equally by Seller and Purchaser. Purchaser and Seller shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such mutually agreed allocation. The parties agree that each will consistently reflect such allocation on their respective federal, state and local tax returns and filings. The provisions of this subsection (b) shall survive the Closing. A true, correct and complete list of all Personal Property shall be provided to Purchaser prior to or at the Closing, and the parties agree that the mutually agreed allocation statement shall be revised to incorporate any and all necessary updates to the allocation statement to reflect any changes to the Personal Property used to calculate the allocation in accordance with the terms of this subsection (b).

3.                  DEPOSIT.

(a)                No later than 4:00 PM E.S.T. on September 23, 2013, Purchaser shall deliver to Escrow Agent by wire transfer of immediately available U.S. dollar funds the amount of ten million dollars ($10,000,000) (together with accrued interest thereon, the “Deposit”), as earnest money for Purchaser’s performance of its obligations under this Agreement. Purchaser’s timely delivery of the Deposit in accordance with the foregoing shall be deemed to be a condition precedent to the effectiveness of this Agreement and this Agreement shall be deemed null and void if Purchaser fails to timely deliver the Deposit to Escrow Agent in accordance with the foregoing.

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(b)               Unless otherwise agreed between Seller and Purchaser, Escrow Agent shall hold the Deposit in an interest bearing escrow account in accordance with the terms and provisions set forth on Exhibit B (which such terms and provisions are incorporated herein).

4.                  CLOSING; OUTSIDE CLOSING DATE.

(a)                Subject to the provisions of Article 9, the closing of the Transaction (the “Closing”) shall be consummated on the day (such day being the “Closing Date”) that is seven (7) Business Days after the last to occur of the date upon which (i) Seller receives the ROFO Waiver and Seller delivers to Purchaser an executed copy thereof, (ii) the Restaurant Lease Tenant has performed the portion of the Tenant Preopening Services (as defined in the Restaurant Lease) applicable only to the ground floor restaurant and has opened the ground floor restaurant to the public in accordance with the terms of Section 2.13 of the Restaurant Lease, and (iii) the Temporary Certificate of Occupancy is issued and Substantial Completion of the Hotel has occurred and Seller provides Purchaser with notice thereof, in all events subject to any and all extensions, adjournments and other postponements expressly provided for in this Agreement (the conditions described in clauses (i), (ii) and (iii) of this Section 4(a) are referred to herein as the “Closing Date Conditions”). Notwithstanding anything herein to the contrary, if both the Closing Date Conditions and the satisfaction or waiver of all other conditions precedent to the obligations of the parties set forth in Article 9 have not occurred on or before December 18, 2013 (subject to any and all extensions, adjournments and other postponements expressly provided for in this Agreement, the “Outside Closing Date”); then:

(X) in the case of Purchaser, provided that (i) Purchaser shall have used commercially reasonable and diligent efforts (which such efforts shall not in any respect impose any obligation whatsoever to commence any litigation) to cause to be satisfied all such conditions precedent (other than the Closing Date Conditions) to the extent the satisfaction of such conditions are within Purchaser’s reasonable control, and (ii) the failure to consummate the Closing by the Outside Closing Date is not due to any willful default of Purchaser hereunder, then Purchaser shall have the right, which right shall be exercised by written notice to Seller on or before the date that is ten (10) Business Days after the Outside Closing Date, to terminate this Agreement upon ten (10) Business Days advance notice to Seller, and if the Closing does not occur within such ten (10) Business Days period, then this Agreement shall automatically terminate; and

(Y) in the case of Seller, provided that (i) Seller shall have used commercially reasonable and diligent efforts (which such efforts shall not in any respect impose any obligation whatsoever to commence any litigation) to cause to be satisfied all such conditions precedent to the extent the satisfaction of such conditions are within Seller’s reasonable control, and (ii) the failure to consummate the Closing by the Outside Closing Date is not due to any willful default of Seller hereunder, then Seller shall have the right, which right shall be exercised by written notice to Purchaser on or before the date that is ten (10) Business Days after the Outside Closing Date, to terminate this Agreement upon ten (10) Business Days advance notice to Purchaser, and if the Closing does not occur within such ten (10) Business Days period, then this Agreement shall automatically terminate.

In addition, in the event Ground Lessor unconditionally rejects the request for the ROFO Waiver (including Ground Lessor’s exercise of its right of first offer under Section 15.2 of the Ground Lease), then this Agreement shall automatically terminate effective on the date Ground Lessor has notified Seller of its rejection of the request for the ROFO Waiver or exercise of such right of first offer (as applicable). If this Agreement shall terminate in accordance with the foregoing, then the Deposit shall be promptly refunded to Purchaser and the parties shall have no further obligation hereunder (except with respect to

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obligations that accrue prior to such termination and which expressly survive termination in accordance with the terms hereof).

(b)               The Closing shall be an escrow-style closing through Escrow Agent. Seller and Purchaser shall, no later than 5:00 P.M. E.S.T. on the day that is one (1) Business Day immediately preceding the scheduled Closing Date, each deliver to Escrow Agent all documents, agreements, instruments, certificates, payments and other items required to be delivered by such party in connection with the Transaction to be held in escrow pending consummation of the Closing on the Closing Date.

(c)                If, on the Closing Date, either Purchaser or Seller shall be unable to perform its respective obligations or to satisfy any condition precedent to such party’s obligation to close hereunder in accordance with the provisions of this Agreement, then Seller or Purchaser, as applicable, may postpone the Closing for a reasonable period not to exceed five (5) Business Days in the case of Purchaser and sixty (60) days in the case of Seller, in each case, collectively with any and all other extension rights afforded such party hereunder, in order to permit Seller or Purchaser, as applicable, to satisfy such conditions.

(d)               If all conditions precedent to Seller’s obligations to close hereunder have been satisfied (or have been waived in writing by Seller), then Seller shall convey the Property to Purchaser (subject to the Permitted Exceptions) upon confirmation of Seller’s receipt of the Purchase Price as set forth below. If all conditions precedent to Purchaser’s obligation to close hereunder have been satisfied (or waived in writing by Purchaser), then Purchaser shall authorize and cause Escrow Agent to release to Seller (or Seller’s designee) the Balance no later than 5:00 P.M. E.S.T. on the Closing Date.

5.                  PRO-RATIONS; CLOSING EXPENSES; ADVANCE BOOKINGS; REAL ESTATE TAX APPEALS; MORTGAGE ASSIGNMENT.

(a)                The parties agree that the pro rations and adjustments described on Schedule 2 shall be made between the parties at the Closing. The provisions of Schedule 2 shall survive the Closing.

(b)               Purchaser shall pay (i) 50% of the Restaurant Lease Termination Fee (if applicable), (ii) any and all premiums, fees, expenses, search costs and charges of any and all title insurance companies issuing any (1) title insurance policy (including endorsements) insuring Purchaser’s interest in the Property and (2) title insurance policy (including endorsements) issued in connection with any loan made to Purchaser or any of its affiliates (including with respect to any loan entered into by Purchaser), (iii) any and all recording costs, (iv) any and all sales taxes and fees applicable to the transfer of the Personal Property, and (v) all costs and expenses of Purchaser’s due diligence and all of Purchaser’s attorney’s fees and expenses.

(c)                Seller shall pay (i) 50% of the Restaurant Lease Termination Fee (if applicable), (ii) any and all transfer taxes payable in connection with the assignment of the Ground Lease pursuant to the Ground Lease Assignment and (iii) all costs and expenses of Seller’s attorney’s fees and expenses.

(d)               Purchaser and Seller shall share (on a 50/50 basis) the cost of any and all escrow charges imposed by Escrow Agent in connection with the escrow closing of the Transaction. Any and all other costs and expenses incident to the Transaction and the Closing thereof, and not specifically addressed herein, shall be paid by the party incurring the same.

(e)                Purchaser shall honor all Bookings existing as of the Closing to the extent such Bookings relate to periods occurring after the Closing.

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(f)                Seller shall have the right at any time to institute, maintain, prosecute and withdraw proceedings for certiorari or other proceedings relating to the determination of the assessed value for the Real Property (any such proceeding being a “Tax Matter”) with respect to tax years occurring prior to the tax year in which Closing shall occur. Seller shall have the right to control the prosecution to completion thereof and to settle or compromise any claim related to such Tax Matters (except as provided otherwise below). The terms of this Section 5(f) shall survive the Closing.

(g)                The parties acknowledge that Seller has instituted a certain pending Tax Matter with respect to the 2013/2014 tax year. The following shall apply with respect to the Tax Matter for the 2013/2014 tax year:

(i) Until the Closing, Seller shall be entitled to withdraw or continue to control the prosecution to completion thereof and to settle or compromise any claim related thereto, provided that any such withdrawal, settlement or compromise shall be subject to Purchaser’s prior approval (which may not be unreasonably withheld, delayed or conditioned).

(ii) For the period commencing on the Closing Date and for all periods thereafter, Purchaser shall be entitled to continue to control the prosecution to completion thereof and to withdraw, settle or compromise any claim related thereto, provided that any such withdrawal, settlement or compromise shall be subject to Seller’s prior approval (which may not be unreasonably withheld, delayed or conditioned).

(iii) Each of Seller and Purchaser shall be responsible for its respective proportionate share of any and all fees and costs payable to Carlos M. Velazquez & Associates, LLP in accordance with the terms of that certain agreement dated as of August 30, 2010, between Seller and Carlos M. Velazquez & Associates, LLP (the “Tax Agreement”) in connection with the Tax Matter relating to the 2013/2014 tax year, to the extent such fees and costs are not otherwise paid or reimbursed by, or passed-through to, the Restaurant Lease Tenant. Purchaser agrees that the Tax Agreement shall be an Assumed Contract that shall be assigned to Purchaser at Closing.

(iv) With respect to any settlement or compromise regarding the Tax Matter for the 2013/2014 tax year requiring Seller’s or Purchaser’s approval (such party being the “Approving Party”) under this subsection (g), the Approving Party shall, by notice delivered to the other party (such party being the “Requesting Party”) not later than five (5) Business Days after the Approving Party’s receipt of the Requesting Party’s request for such approval, approve or reject the matter for which approval is sought. If the Approving Party fails to respond timely to such request for approval, the Approving Party shall be deemed to have approved such request.

The terms of this Section 5(g) shall survive the Closing.

(h)               Each party agrees, at no expense to such party (other than de minimis costs), to reasonably cooperate with the other party and to execute any and all documents reasonably requested by such other party in furtherance of the prosecution or completion of any Tax Matter. The terms of this Section 5(h) shall survive the Closing.

(i)                 Purchaser and Seller shall share (on a 50/50 basis) the mortgage tax savings resulting from the Mortgage Assignment (which Seller’s share of such mortgage tax savings will be paid by

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Purchaser to Seller at the Closing), it being acknowledged by the parties hereto, however, that Purchaser has no obligation to pursue the Mortgage Assignment.

(j)                 At the Closing, to the extent that the Ground Lease Security Deposit has not been returned to Seller or applied by Ground Lessor in accordance with the terms of the Ground Lease, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the Ground Lease Security Deposit and Purchaser shall, at the Closing, pay to Seller the amount of the Ground Lease Security Deposit so assigned.

(k)               If requested by Purchaser, Seller shall use commercially reasonable efforts to cause the holder of any mortgage encumbering Seller’s leasehold interest in the Ground Lease to the extent existing as of the Effective Date (the “Existing Lender”) to assign at the Closing its mortgage to Purchaser’s lender (the “Mortgage Assignment”); provided that at least ten (10) Business Days prior to the Closing Date, Purchaser provides Seller with the name of Purchaser’s lender and the name and contact information of Purchaser’s lender’s attorneys. Notwithstanding anything to the contrary contained in this Agreement, the assignment by the Existing Lender of its mortgage to Purchaser’s lender shall not be a condition precedent to the obligation of Purchaser to close hereunder, nor shall, despite the commercially reasonable efforts of Seller, the refusal or inability of the Existing Lender to assign its mortgage give Purchaser a reason or right not to close hereunder. Purchaser shall pay at the Closing all fees charged by the Existing Lender for such assignment, including legal fees and expenses of the Existing Lender’s attorneys, and all recording or filing costs in connection with such assignment.

(l)                 Each party’s obligations and rights under this Section 5 shall survive the Closing or the earlier termination of this Agreement (subject to the adjustments described in Section 2 of Schedule 2).

6.                  DUE DILIGENCE; NO TERMINATION RIGHT.

(a)                Diligence Documents; No Contingency; No Termination Right. Seller has made available to Purchaser for its review the materials and information with respect to the Property (to the extent within Seller’s possession or control) described on Schedule 3 (individually and collectively referred to herein as “Diligence Documents”). Purchaser acknowledges and agrees that, prior to the date hereof, Purchaser has had the opportunity to perform any and all Due Diligence of the Property to the extent that Purchaser deems necessary or advisable in order for Purchaser to decide whether or not to enter into this Agreement. Purchaser shall have no right to terminate this Agreement based upon any Due Diligence matter except as expressly provided otherwise in this Agreement (including Section 6(f)(iii)). Purchaser shall have the right to continue to conduct Due Diligence in accordance with the terms of this Section 6, except that Purchaser shall have no right to terminate this Agreement, adjust the Purchase Price or take any other action or receive any allowance, credit or other adjustment whatsoever based upon any matter relating to such continued Due Diligence, except as expressly provided otherwise in this Agreement (including Section 6(f)(iii)).

(b)               Disclaimers; No Contingencies. Except to the extent expressly set forth herein, the Property Documents made available to Purchaser are made without any representation or warranty by, or recourse against Seller, any other Seller Related Party or any other person, it being agreed that Purchaser shall not rely on such documents and shall independently verify the truth and accuracy of the information and/or items contained therein. Purchaser acknowledges that, except to the extent expressly set forth herein, Seller has not made and does not make any warranty or representation regarding the truth or accuracy of the Property Documents or otherwise. Seller expressly disclaims any and all Liability for representations or warranties, express or implied, statements of fact and other matters and such other information contained in the Property Documents, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser (except to the extent

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otherwise expressly set forth herein). Purchaser shall rely solely upon Purchaser’s own Due Diligence with respect to the Property, including the Property’s physical, environmental or economic condition, compliance or lack of compliance with any law, ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser. Purchaser agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in use or zoning, (ii) modification of any existing land use restriction, (iii) consents (except to the extent otherwise expressly required hereunder) to assignments of any Contracts or other agreements which Purchaser requests, (iv) endorsements to the Closing Title Commitment or (v) financing.

(c)                Inspection Rights. For the period commencing on the date hereof until the Closing, Purchaser and Purchaser’s Representatives shall have the right, subject to the limitations set forth herein, the terms of the Ground Lease and at Purchaser’s sole risk, cost and expense, to (1) enter upon the Land for the purpose of making non-invasive inspections and (2) make such reasonable examinations, evaluations, analyses, appraisals, inspections, reviews of files and documents, testing, studies and/or investigations as Purchaser may deem advisable with respect to the Property. In no event shall Purchaser or any of Purchaser’s Representatives have any right to perform any invasive inspection without Seller’s prior written approval (which may be withheld in Seller’s sole and absolute discretion). In no event shall any of Purchaser’s Due Diligence materially interfere with, or delay, Seller’s efforts to complete the Hotel Project (as defined below). If Purchaser wishes to enter upon the Land to perform any such inspection or examination of same after the Effective Date, it shall give Seller at least one (1) Business Day prior written notice of such desire (each a “Request for Entry”) specifying the actual timing and procedure of any such desired entry upon the Land and the study or examination of the Property to be conducted during such entry (each a “Feasibility Study”), the particular Purchaser’s Representative engaged by Purchaser to perform such Feasibility Study, and a certificate evidencing that the insurance required hereunder is in full force and effect. Notwithstanding the terms of Section 19(b), such Request for Entry may be delivered to Seller by email notice delivered to Jeff Harvey at jharvey@arkpartners.com and John Yoon at jyoon@arkpartners.com. Each Request for Entry shall be subject to Seller’s approval (not to be unreasonably withheld, conditioned or delayed)(any Request for Entry will be subject to any limitations set forth in any third-party agreements binding on Seller (including the Viceroy Agreement)), and Purchaser agrees (among other reasonable conditions that may be imposed by Seller), and upon such access Purchaser shall be deemed to have agreed, (i) to maintain and deliver to Seller, as a condition of any entry onto the Land by Purchaser or any of Purchaser’s Representatives, evidence of comprehensive general liability (occurrence) and property damage insurance coverage in the amount of no less than $2,000,000 per occurrence and otherwise on terms reasonably satisfactory to Seller, with a contractual liability endorsement for Purchaser’s indemnity obligations under this Section 6, and naming Seller, Seller’s lender, Ground Lessor, Seller’s Manager and each other Person reasonably designated by Seller, each as an additional insured, (ii) not to permit any lien to attach to any portion of the Property on account of the performance of any Feasibility Study or the entry onto the Land by Purchaser or any of Purchaser’s Representatives, (iii) promptly and fully to restore to its prior condition any portion(s) of the Property damaged or disturbed by Purchaser or any of Purchaser’s Representatives, which restoration shall be completed within twenty (20) days after written demand therefor by Seller, provided that Seller shall have the right, in its sole judgment, without prior notice to Purchaser and at the sole cost and expense of Purchaser, to repair or restore the Property to the extent deemed necessary by Seller to correct any emergency condition threatening or reasonably likely to lead to imminent danger or injury to person or property, and in any event to make any such restoration at the sole expense of Purchaser if Purchaser fails to do so within the twenty (20) day period provided above, and (iv) to indemnify, hold harmless and defend Seller and each Seller Related Party from and against any and all Liabilities for any injury or damage to person or property to the extent caused by or in connection with the conduct of any Feasibility

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Study, inspection or access by or on behalf of Purchaser or the entry of Purchaser (or any Purchaser Representative) onto the Property prior to Closing, or the breach or default by Purchaser of its obligations under this Section 6 (the obligations of Purchaser pursuant to this subclause (iv), the “Purchaser Access Indemnity Obligations”). By any act of entering upon the Land after the Effective Date and prior to Closing by Purchaser or any of Purchaser’s Representatives, Purchaser acknowledges its agreement to each of the aforementioned conditions to entry upon the Land, whether or not Seller’s consent thereto has been obtained. The terms of this Section 6(c) shall survive the earlier termination of this Agreement and the Purchaser Access Indemnity Obligations shall also survive the Closing.

(d)               Indemnity Obligations. Purchaser hereby agrees to indemnify, defend and hold harmless each Seller Related Party from and against any and all Liabilities to the extent arising out of any breach by Purchaser of the terms of this Section 6, including the breach by Purchaser (or by any Purchaser’s Representative) of the confidentiality provisions of Section 6(e); provided, however, this indemnity by Purchaser shall not extend to protect any Seller Related Party from (i) any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of any Seller Related Party (it being understood that mere discovery of unknown but existing environmental contamination shall not be considered an “aggravation”) and being further understood that if Purchaser is responsible for indemnification hereunder as the result of aggravation, such indemnity obligation shall be limited to the loss solely related to the aggravation (and not the underlying contamination) or (ii) matters occurring to the extent they are the result of the gross negligence or intentional misconduct of any Seller Related Party. The provisions of this Section 6(d) shall survive the Closing or the earlier termination of this Agreement.

(e)                Confidentiality. Purchaser hereby acknowledges and agrees to be bound by the terms and conditions of the Confidentiality Agreement pertaining to AR Capital, LLC, with the same force and effect as if Purchaser had executed such Confidentiality Agreement as such party signatory thereto. The terms and conditions of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect. Purchaser shall be jointly and severally liable for any liabilities of AR Capital, LLC and Purchaser arising out of any breach of the Confidentiality Agreement and this Section 6(e). If this Agreement is, for any reason, terminated prior to the Closing, this Section 6(e) and the Confidentiality Agreement shall continue in full force and effect and shall survive such termination for a period of six (6) months.

(f)                Assumed Contracts.

(i)                 Purchaser shall assume those Contracts described on Schedule 4 (such designated contracts subject to Section 16, together with all other contracts hereafter entered into in accordance with the terms hereof, being the “Assumed Contracts”). Purchaser agrees that it shall have no right to terminate the Viceroy Agreement or the Restaurant Lease in connection with the consummation of the Transaction. At Closing, Seller shall assign, and Purchaser shall assume, all Assumed Contracts (including the Viceroy Agreement). At Closing, all Contracts (other than the Assumed Contracts) shall (1) be terminated by Seller, or allowed to expire, no later than the Closing Date or (2) remain the obligation of Seller after Closing. The parties shall reasonably cooperate with Seller’s efforts to obtain any approval for the assignment of an Assumed Contract to Purchaser. Subject to Section 9(b), Purchaser’s obligation to consummate the Closing shall in no way be contingent or conditioned upon the assignment of any Contract by Seller to Purchaser at the Closing (other than those Assumed Contracts listed under the subheading “Material Assumed Contracts” on Schedule 4 (such Assumed Contracts being the “Material Assumed Contracts”)).

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(ii)               The parties acknowledge and agree that Seller’s Manager has the right (A) to enter into, modify and terminate, and to request Seller, to enter into, modify and terminate certain agreements and (B) to make certain hiring and employment decisions with respect to any Employees, in all cases in accordance with the terms of the Viceroy Agreement (collectively, the “Agreement Rights of Viceroy”). Nothing set forth herein (including the restrictions set forth in Section 16(a)) shall be deemed to prohibit, limit or restrict the right of Seller’s Manager under the Viceroy Agreement to exercise the Agreement Rights of Viceroy. If the exercise by Seller’s Manager of any of the Agreement Rights of Viceroy is conditioned upon the prior approval or consent of Seller, then such approval or consent of Seller shall be subject to each of Seller’s and Purchaser’s compliance with its respective obligations set forth in the last paragraph of Section 16(a) regarding the granting of such approval or consent. To the extent that Seller enters into any such agreement in the exercise of the Agreement Rights of Viceroy in accordance with the terms of this Agreement, then each such agreement shall be deemed an Assumed Contract for the purpose of this Agreement.

(iii)             Prior to the date hereof, Seller and Seller’s Manager have entered into that certain Agreement, dated as of September 13, 2013, with the New York Hotel & Motel Trades Council, AFL-CIO, which Purchaser shall assume, adopt and agree to be bound by all terms of such Agreement. Neither Seller nor Seller’s Manager shall amend or terminate Agreement or enter into a Union Contract without Purchaser’s approval.

7.                  “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION OF PROPERTY. Subject to the terms hereof (including Sections 12 and 20), Purchaser agrees to accept the Property “AS IS, WHERE IS, WITH ALL FAULTS” existing as of the Effective Date (subject to reasonable wear and tear (subject to the last sentence of Section 20(d))). Purchaser further acknowledges that: (a) the Purchase Price reflects such “AS IS, WHERE IS, WITH ALL FAULTS” condition of the Property and Purchaser is purchasing the Property based upon its own Due Diligence and personal inspection thereof and nothing else; and (b) except to the extent expressly set forth herein, no representations or warranties, whether express or implied, have been made to Purchaser by Seller as to the condition of the Property or its suitability for particular purposes or uses and Purchaser is not relying on any such warranty or representation as a condition or inducement to purchase the Property. In particular, and without limitation, except as expressly set forth herein, Seller does not expressly or impliedly warrant that the Property meets any current City, County, State or Federal building codes, ordinance, laws or regulations relating to occupancy, electrical, plumbing, heating, sewage, roof, structure, use or any other nature or complies with any applicable environmental laws. Purchaser assumes the complete responsibility to investigate with all appropriate governmental authorities for its intended use of the Property. Upon Closing, except with respect to Seller’s obligations which expressly survive Closing in accordance with the terms of this Agreement, Purchaser shall be deemed to have waived, relinquished and released Seller and each Seller Related Party from and against any and all Liabilities of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against any Seller Related Party at any time by reason, or arising out, of any latent or patent defects or physical conditions, violations of any applicable laws (including any environmental laws) and any and all other acts, omissions, events, conditions, circumstances or matters regarding the Property. The terms and conditions of this Section 7 shall expressly survive the Closing and shall not merge with the provisions of any of the Closing Deliveries.

8.                  TITLE/SURVEY EXAMINATION.

(a)                Purchaser has been provided a copy of an “as built” survey, dated August 27, 2013, Project No. 170093302 prepared by Langan Engineering and Environmental Services (the “Survey”) of

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the Real Property and the Title Commitment (including copies of each of the recorded documents referenced therein). Purchaser has reviewed the Survey, the Title Commitment and all documents, exceptions and matters disclosed therein. Purchaser hereby acknowledges and agrees that Seller is hereby authorized to enter into that certain Second Amendment to Ground Lease (including the non-disturbance and attornment agreement and Amended and Restated Memorandum of Ground Lease referenced therein) subsequent to the date hereof, in substantially the form attached hereto as Exhibit J, and such Second Amendment to Ground Lease, non-disturbance and attornment agreement and Amended and Restated Memorandum of Ground Lease shall each be deemed a Permitted Exception and shall be permitted for all other purposes of this Agreement. The parties hereto acknowledge and agree that Seller shall enter into the Second Amendment to Ground Lease prior to Closing.

(b)               Purchaser shall have the right to object to any matters affecting title to the Real Property that are not Permitted Exceptions and that may appear on any updates to the Title Commitment or the Survey (each an “Update”) issued at the request of Purchaser after the date hereof (each a “Title Defect” and, collectively, “Title Defects”). Such objections must be made by written notice by Purchaser to Seller no later than five (5) Business Days after Purchaser’s receipt of the Update disclosing the applicable title matter (provided, however, that with respect to notices given by Purchaser fewer than five (5) Business Days before the scheduled Closing Date, such notices must be delivered as promptly as practicable and in all events prior to the Closing). Purchaser shall instruct the Title Company to deliver copies of all updates to Seller’s counsel contemporaneously with the delivery thereof to Purchaser. Each such title matter set forth on an Update to which Purchaser shall not object in a timely manner shall constitute an additional Permitted Exception and Purchaser shall have no right to object thereto. Title Defects that are timely objected to by Purchaser are herein collectively referred to as “Title Objections”.

(c)                Upon Seller’s receipt of a Title Objection, Seller may elect (but shall not be obligated) to Remove, at Seller’s expense, a Title Objection and shall be entitled to a reasonable adjournment of the Closing to accomplish the same not to exceed sixty (60) days in the aggregate with all of Seller’s other adjournment rights hereunder. Seller shall notify Purchaser in writing (“Seller’s Response”) (i) no later than five (5) Business Days after Seller’s receipt of Purchaser’s notice of the applicable Title Objection whether Seller intends to seek to Remove the applicable Title Objection and (ii) if applicable, no later than five (5) Business Days after Seller determines that Seller is unable to Remove such Title Objection (provided, however, in each case, that with respect to notices given by Purchaser fewer than five (5) Business Days before the scheduled Closing Date, then Seller shall notify Purchaser of its election at or prior to the Closing). If Seller fails to timely deliver Seller’s Response in accordance with the foregoing, then Seller shall be deemed to have elected not to Remove the underlying objection.

(d)               If Seller elects (or is deemed to have elected) not to Remove (or is deemed to elect not to Remove) the applicable Title Objection or Seller is unable to do so, then Purchaser must elect, by written notice (“Purchaser’s Response”) to Seller delivered no later than five (5) Business Days after Purchaser’s receipt of Seller’s Response or the date that Seller is deemed to have elected not to Remove the applicable Title Objection if Seller’s Response is not delivered (but in all cases, at least one (1) Business Day prior to the Closing Date (and any extensions thereof), and, if necessary, the Closing Date shall be postponed for such one (1) additional Business Day), either to:

(i)                 accept title subject to the applicable Title Objection, in which case the applicable Title Objection shall be deemed to be a Permitted Exception for all purposes of this Agreement; or

(ii)               terminate this Agreement, in which case the Deposit shall be returned to Purchaser, this Agreement shall be of no further force and effect and neither party shall

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have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement.

If Purchaser shall fail to timely deliver Purchaser’s Response to Seller, then Purchaser shall be deemed to have elected to accept title subject to the applicable Title Objection in accordance with the preceding clause (i), in which case, the applicable Title Objection shall be deemed to be a Permitted Exception.

(e)                Except for the Permitted Exceptions, Seller shall cause to be Removed any Title Objection voluntarily placed, or caused to be placed of record, in each case, by Seller after the date hereof and not otherwise permitted by this Agreement which such Title Objection is liquidated in amount and thus may be Removed by only the payment of money. Except for the Permitted Exceptions, Seller shall also cause to be Removed, (i) any mortgage, deed of trust or similar voluntary monetary lien affecting the Property (unless such mortgage is assigned to Purchaser’s lender at the request of Purchaser), (ii) any mechanic’s or similar liens for work performed at the Property at Seller’s request (subject to the last sentence of this subsection (e)), (iii) any liens on the Property for unpaid taxes or judgments against Seller, other than liens for taxes not yet due and payable, (iv) Existing Violations and Construction Violations (including any fines related thereto), subject to Section 16(a)(i), and (v) any encumbrance created, or affirmatively consented to, by Seller and not otherwise permitted by this Agreement after the effective date of the Title Commitment (along with such Title Objections required to be Removed pursuant to this Section 8(e), collectively the “Mandatory Cure Items”); provided that Seller’s aggregate liability to Remove or cure any and all of the foregoing Mandatory Cure Items which are not placed, or caused to be placed, of record by Seller, shall not exceed $3,000,000 in the aggregate; and provided, further that Seller may use any portion of the Balance to satisfy Mandatory Cure Items and any Title Objections it has elected to Remove. Notwithstanding anything herein to the contrary, any mechanic’s liens for which Seller shall have caused to be discharged or removed of record by bond, escrow, indemnity or otherwise, in each case to the extent reasonably acceptable to the Title Company, shall be deemed to have been Removed.

(f)                Purchaser shall be entitled to request that the Title Company provide, at Purchaser’s sole cost and expense, such endorsements to the Title Commitment as Purchaser may reasonably request, provided that (i) such endorsements shall be at no cost or additional Liability to Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the Transaction without any adjustment to the Purchase Price or any other term hereof and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

9.                  CONDITIONS TO CLOSING; CONVEYANCE.

(a)                Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned upon the satisfaction of all of the following as of the Closing Date (any or all of which may be waived by Seller (in its sole discretion) by an express written waiver):

(i)                 Representations True. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the date hereof and the Closing Date, as if made anew as of the Closing Date (unless a particular representation and warranty is made only as of a specific date).

(ii)               Purchaser’s Deliveries Complete; Obligations. Purchaser (1) has delivered to Seller the Balance, (2) has performed all other material covenants, undertakings and obligations, and complied with all conditions required by this

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Agreement, to be performed or complied with by Purchaser at, or prior to, the Closing (including delivery of Purchaser’s Closing Deliveries), and (3) is not otherwise in material default hereunder.

(iii)             ROFO Waiver. The ROFO Waiver has been issued and is in full force and effect and has not been amended or rescinded.

(iv)             Open For Business Date. The Open For Business Date has occurred under the Ground Lease, unless the terms of Section 10.1(b) or 10.1(c) of the Ground Lease have otherwise be satisfied (or Ground Lessor otherwise consents in writing to the assignment of the Ground Lease pursuant to the Ground Lease Assignment).

(b)               Purchaser’s Obligations. Purchaser’s obligation to close the Transaction is conditioned upon the satisfaction of all of the following as of the Closing Date (any or all of which may be waived by Purchaser (in its sole discretion) by an express written waiver):

(i)                 Representations True. Subject to the limitations of this Agreement, all representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the date hereof and the Closing Date, as if made anew as of the Closing Date (unless a particular representation and warranty is made only as of a specific date). Notwithstanding the foregoing, it shall not be deemed to be a failure of a condition precedent or a Seller default hereunder and Purchaser shall have no right to terminate this Agreement and there shall be no reduction in the Purchase Price and Seller shall have no Liability if any representation and warranty made by Seller on the date hereof shall not be true and correct in all material respects on and as of the Closing Date if such inaccuracy is due to the exercise by Seller of any right, in each case, to the extent such right is not prohibited under this Agreement (including the execution, modification or termination of any lease, Contract or Guarantee).

(ii)               Seller’s Deliveries Complete; Obligations. Seller (1) has delivered all of Seller’s Closing Deliveries, (2) has performed all other material covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at, or prior to, the Closing, and (3) is not otherwise in material default hereunder.

(iii)             Title Conditions Satisfied. At the time of the Closing, Title Company shall be prepared to issue to Purchaser the Closing Title Commitment in the amount of the Purchase Price, committing to insure, upon payment of the applicable premium and costs and compliance by Purchaser with any requirements related to Purchaser, that title to the leasehold estate of the tenant under the Ground Lease is vested in Purchaser subject only to the Permitted Exceptions.

(iv)             Estoppel Certificates. At least ten (10) days prior to the Closing Date, Seller has delivered to Purchaser the Ground Lease Estoppel, the Viceroy Estoppel and the Restaurant Lease Estoppel, each being a conforming estoppel certificate satisfying the requirements of Section 11(a)(xiii).

(v)               Ground Lease; ROFO Waiver. The Ground Lease is in full force and effect and has not been amended and there exists no Ground Lease Event of Default. The ROFO Waiver has been issued and is in full force and effect and has not been amended or rescinded.

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(vi)             Temporary Certificate of Occupancy. The Temporary Certificate of Occupancy has been issued and is in full force and effect.

(vii)           Substantial Completion. The Hotel is Substantially Complete.

(viii)         Ground Lease Assignment. Either (i) the Open For Business Date has occurred under the Ground Lease and the Ground Lessor has confirmed in writing such fact, (ii) the terms of Section 10.1(b) or 10.1(c) of the Ground Lease have been satisfied or (iii) Ground Lessor otherwise consents in writing to the assignment of the Ground Lease pursuant to the Ground Lease Assignment.

(ix)             Restaurant Lease. The Restaurant Lease is in full force and effect and has not been amended and the Restaurant Lease Tenant (i) has waived in writing its right to exercise the Restaurant Lease Termination (the “Restaurant Termination Waiver”), (ii) has performed such portion of the Tenant Preopening Services applicable only to the ground floor restaurant, and (iii) has opened the ground floor restaurant to the public in accordance with the terms of Section 2.13 of the Restaurant Lease.

(x)               Liquor License. The liquor license for the Hotel has been issued pursuant to the Liquor License Application and the approval of an endorsement application identifying Purchaser as a co-licensee (along with Seller and Restaurant Lease Tenant as co-licensees) (collectively, the “Liquor License”), which Liquor License shall have been issued and is in full force and effect; provided that in the event that an endorsement to the Liquor License has not been issued on or prior to the Closing Date reflecting Purchaser as a co-licensee, then the parties shall have entered into a management or sublease agreement in form and substance mutually and reasonably acceptable to Purchaser and Seller, pursuant to which management or sublease agreement Seller, as subtenant, shall operate the mini-bar operations post-Closing until such time that such endorsement application is effectuated.

(xi)             Lien Waivers. Conditional partial lien waivers have been obtained in respect of actual payments made in respect of work performed pursuant to the Construction Contracts prior to the Closing and any payments which are due and payable as of the Closing Date other than any work for which (A) requisitions for payments have not yet been approved or which are not yet due and payable or (B) funds are escrowed pursuant to Section 20.

(xii)           Warranties. All manufacturer’s warranties issued and delivered to Seller prior to the Closing, including any such warranties listed on Schedule 10 and any warranties pursuant to the Principal Construction Contracts entered into by Seller which, by their express terms may be assigned to Purchaser without (A) the consent of the counterparty or any other party, and (B) material expense to Seller, have been assigned to Purchaser concurrent with the Closing; provided that Seller hereby covenants that it will use commercially reasonable efforts to obtain any such consents and that for purposes of this Section 9(b)(xii), Section 11(a)(xix) and Section 20(k), “material expense” shall mean an amount equal $50,000 in the aggregate in respect of any and all warranties to be assigned by Seller in accordance with the terms hereof.  In the event that Seller is unable to assign any manufacturer’s warranties issued to Seller, Seller hereby covenants that for a period of one (1) year after Project Closeout upon request from Purchaser, Seller will enforce, at Purchaser’s sole expense, any and all rights it may have under such warranties in Seller’s name on Purchaser’s behalf, and this covenant shall survive Closing.

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(xiii)         Special Assessments. From and after the Effective Date through and until immediately prior to the Closing, Seller has not received from any governmental agency or authority any written notice of any future special assessments against the Real Property in an amount greater than One Million Dollars ($1,000,000) which relate to any planned public improvements with respect to the Property which such amount will not have been paid in full prior to or at the Closing by Seller.

(xiv)         2013 Budget. The budget for the year ending December 31, 2013 shall have been approved by Purchaser in accordance with Section 16(f).

(xv)           No Defaults. (A) To Seller’s knowledge, there shall be no default of any material obligation to be performed by (1) the Ground Lessor or Seller under the Ground Lease, (2) the Restaurant Lease Tenant or Seller under the Restaurant Lease and (3) Seller’s Manager or Seller under the Viceroy Agreement, in all cases which remains uncured, (B) Seller shall not have received any notice from any counterparty to the Material Assumed Contracts alleging that Seller is in default of any obligation to be performed by Seller under the Material Assumed Contracts which such default has not been cured and (C) Seller shall not have delivered any notice to any counterparty to the Material Assumed Contracts alleging that such counterparty is in default of any obligation to be performed by such counterparty under the Material Assumed Contracts which such default has not been cured.

(c)                Waiver or Failure of Conditions Precedent.

(i)                 At any time (or times) on or before the date specified for the satisfaction of any condition precedent, Seller or Purchaser may elect in writing to waive the benefit of any such condition set forth in Section 9(a) or Section 9(b), respectively. By closing the Transaction, Purchaser shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 9(b).

(ii)               If any of the conditions set forth in Section 9(a) or 9(b) are neither waived nor fulfilled on the Closing Date, then, Purchaser or Seller (as appropriate) has the right, as its sole and exclusive remedy (except to the extent Purchaser or Seller, as applicable, shall have the express right to pursue remedies expressly provided in Section 17 due to such failure), to terminate this Agreement by written notice to the other party, promptly after which the Deposit shall be returned to Purchaser and upon the return of the Deposit, neither party shall have any other or further obligation to the other hereunder except for obligations that expressly survive termination in accordance with the terms of this Agreement. In the event Closing does not occur due solely to such failure of a condition precedent, then the parties shall not have any of the other rights or remedies available under Section 17, unless such failure is due to the default of a party as described in Section 17.

(d)               Effect of Conveyance. Effective upon delivery of the Ground Lease Assignment, actual and exclusive possession (subject only to the Permitted Exceptions) and risk of loss to the Property shall pass from Seller to Purchaser.

10.              ACKNOWLEDGEMENT. Purchaser acknowledges and agrees that except to the extent expressly set forth otherwise herein, in no event shall any change in facts or circumstances occurring between the date hereof and the Closing Date with respect to any lease, Contract, Guarantee or

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License and Permit constitute the failure of a representation or warranty to be true and correct as of the Closing Date.

11.              CLOSING DELIVERIES.

(a)                Seller’s Closing Deliveries. Seller shall deliver to Escrow Agent and, at Closing, shall cause Escrow Agent to deliver to Purchaser, Title Company or Escrow Agent (as applicable) the following, each executed and acknowledged, if required (collectively, “Seller’s Closing Deliveries”):

(i)                 Assignment and Assumption of Ground Lease. The assignment and assumption of ground lease (the “Ground Lease Assignment”) in substantially the form attached hereto at Exhibit C (subject only to the Permitted Exceptions) executed by Seller and acknowledged.

(ii)               Bill of Sale. The bill of sale in substantially the form attached hereto at Exhibit D having been executed by Seller together with a true, correct and complete list of all Personal Property being transferred attached thereto.

(iii)             Assignment and Assumption of Leases, Contracts, Bookings, Licenses and Permits, Guarantees and Intangible Property. The Assignment and Assumption of Leases, Contracts, Bookings, Licenses and Permits, Guarantees and Intangible Property (the “General Assignment”) in substantially the form attached hereto at Exhibit E having been executed by Seller.

(iv)             Non-Foreign Status Affidavit. A non-foreign status affidavit in substantially the form of Exhibit F, as required by Section 1445 of the Code, having been executed by Seller’s sole member.

(v)               Evidence of Authority. Evidence, reasonably acceptable to Purchaser, that:

(A)              Seller has the authority to consummate the Transaction and has obtained all consents, approvals and authorizations required for Seller to consummate the Transaction (including all consents, approvals and authorizations required by any of its constituent members or managers);

(B)              Seller is (and, to the extent applicable, its managers or managing members are) in good standing under its jurisdiction of formation and is qualified to transact business within the State of New York as a foreign limited liability company and is subsisting in the State of New York; and

(C)              the individual executing all documents, instruments and other items, on behalf of Seller (and, to the extent applicable, its managers or managing members), in connection with the Transaction, has been duly authorized to so execute and deliver all such documents, instruments and other items on behalf of Seller.

(vi)             Seller’s Certificate Regarding Representations. A certificate of Seller certifying that, except to the extent the express terms of this Agreement permit otherwise, the representations and warranties of Seller set forth in Section 15 are true and correct in all material respects as of the Closing Date (or such earlier date as permitted hereby),

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which Seller’s certificate shall include any updates to the Schedules set forth in Section 15(b).

(vii)           Closing Statement. A closing statement (the “Closing Statement”) executed by Seller, together with the payment of all amounts therein to be paid by Seller.

(viii)         Affidavit of Title. A title affidavit (the “Title Affidavit”) in substantially the form attached hereto at Exhibit G having been executed by Seller and any other affidavits and/or indemnities, in each case, reasonably required by the Title Company to issue the title policy issued based upon the Closing Title Commitment without any exception for mechanic’s liens. For the avoidance of doubt, Seller shall not be required to deliver any affidavit or indemnity (other than the Title Affidavit) in order to obtain the issuance of any endorsement to such title policy unrelated to insuring the absence of mechanic’s liens.

(ix)             Transfer Tax Returns and Transfer Taxes. Duly completed real estate transfer tax returns required to be filed in connection with the consummation of the Transaction, each having been executed by Seller.

(x)               Construction Costs Escrow Agreement. The construction costs escrow agreement in substantially the form attached hereto at Exhibit H having been executed by Seller (the “Construction Costs Escrow Agreement”).

(xi)             Notices of Sale. Letters, having been executed by Seller, addressed to (1) Ground Lessor in substantially the form attached at Exhibit I-1 (the “Ground Lease Notice”), (2) the Restaurant Lease Tenant in substantially the form attached at Exhibit I-2 (the “Restaurant Lease Notice”), (3) Seller’s Manager in substantially the form attached at Exhibit I-3 (the “Viceroy Agreement Notice”), and (4) each counterparty to an Assumed Contract executed by Seller in substantially the form attached at Exhibit I-4 (the “Assumed Contract Notices”). The parties acknowledge that Purchaser will be responsible for delivering such notices to each applicable addressee upon consummation of the Closing.

(xii)           Holdback Escrow Agreement. The Holdback Escrow Agreement in substantially the form attached hereto at Exhibit N having been executed by Seller together with the sum in the amount of four million four hundred fifty-five thousand dollars ($4,455,000) which shall be paid on behalf of Seller from the Balance payable by Purchaser at the Closing and which shall be held, in escrow by Escrow Agent and disbursed, in accordance with the terms of the Holdback Escrow Agreement and this Agreement.

(xiii)         Estoppel Certificates.

(A)              A conforming estoppel certificate from Ground Lessor with respect to the Ground Lease (the “Ground Lease Estoppel”), which estoppel certificate shall be deemed conforming if it is (A) dated not earlier than the date that is thirty (30) days preceding the Closing Date, (B) in substantially the form attached hereto at Exhibit K-1 (except that Seller shall request that Paragraphs 10 through 15 each be included in the Ground Lease Estoppel, provided, however, that the failure of Ground Lessor to include such matters in the executed Ground Lease Estoppel shall not render it non-conforming for the purposes hereof)(in

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each case, with such non-material modifications as Ground Lessor may make thereto), provided further that Seller shall provide a Seller’s estoppel substantially in the form attached hereto at Exhibit K-4 with respect to each such matter not so included, which Seller’s estoppel shall be subject to, and for the purposes of calculation, included in, the limitations set forth in Section 23 with respect to any breach of Seller’s Representations;

(B)              A conforming estoppel certificate from Seller’s Manager with respect to the Viceroy Agreement (the “Viceroy Estoppel”), which estoppel certificate shall be deemed conforming if it is (A) dated not earlier than the date that is thirty (30) days preceding the Closing Date, (B) in substantially the form attached hereto at Exhibit K-2 (except that Seller shall request that Paragraphs 4 and 5 each be included in the Viceroy Estoppel, provided, however, that the failure of Seller’s Manager to include such matters in the executed Viceroy Estoppel shall not render it non-conforming for the purposes hereof)(in each case, with such non-material modifications as Seller’s Manager may make thereto), provided further that Seller shall provide a Seller’s estoppel substantially in the form attached hereto at Exhibit K-4 with respect to each such matter not so included, which Seller’s estoppel shall be subject to, and for the purposes of calculation, included in, the limitations set forth in Section 23 with respect to any breach of Seller’s Representations; and

(C)              A conforming estoppel certificate from the Restaurant Lease Tenant with respect to the Restaurant Lease (the “Restaurant Lease Estoppel”), which estoppel certificate shall be deemed conforming if it is (A) dated not earlier than the date that is thirty (30) days preceding the Closing Date, (B) in substantially the form attached hereto at Exhibit K-3 (except that Seller shall request that Paragraphs 7 and 8 each be included in the Restaurant Lease Estoppel, provided, however, that the failure of Restaurant Lease Tenant to include such matters in the executed Restaurant Lease Estoppel shall not render it non-conforming for the purposes hereof)(in each case, with such non-material modifications as Restaurant Lease Tenant may make thereto), provided further that Seller shall provide a Seller’s estoppel substantially in the form attached hereto at Exhibit K-4 with respect to each such matter not so included, which Seller’s estoppel shall be subject to, and for the purposes of calculation, included in, the limitations set forth in Section 23 with respect to any breach of Seller’s Representations.

Such estoppel certificates shall (1) not disclose any modifications to the Ground Lease, the Viceroy Agreement or the Restaurant Lease (as applicable) not otherwise disclosed in this Agreement (or otherwise permitted to be entered into in accordance with the terms of this Agreement) or (2) disclose the existence of any material defaults (after the expiration of all applicable notice and cure rights) under the Ground Lease, the Viceroy Agreement or the Restaurant Lease (as applicable).

(xiv)         ROFO Waiver and Temporary Certificate of Occupancy. The ROFO Waiver and the Temporary Certificate of Occupancy.

(xv)           Assignment of the Union Contract. If applicable, an assignment and assumption of Union Contract (or, if there is no Union Contract yet in effect, all

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obligations under Addendum I to the Agreement between the New York Hotel & Motel Trades Council, AFL-CIO and Associated Hotels and Motels of Greater New York and the New York Hotel Association of New York City, Inc., July 1, 2013 – June 30, 2020 (as the same may be modified, supplemented and/or superseded from time to time, “Addendum I to CBA”)) in substantially the form attached at Exhibit L-1 or Exhibit L-2, as applicable (or such other form as may be reasonably required by the applicable union) (the “Union Assignment”), but only to the extent such obligations relate and apply to the Hotel and, as applicable to Purchaser, relate to its status as owner of the Hotel (but not as the employer of the applicable Employees provided Purchaser is not, and does not become, the employer of such Employees), having been executed by Seller. Any such assignment and assumption shall acknowledge and identify that Purchaser is the owner of the Hotel but not the employer of the Hotel Employees and that Seller’s Manager (which will be retained as Purchaser’s Manager) is and after the Closing shall continue to be the employer of all Union Employees (and Non-Union Employees) under the Viceroy Agreement, and that such Employees’ employments will be uninterrupted and employment terms unchanged solely by the Closing.

(xvi)         Property Documents. To the extent in the possession of Seller or Seller’s Manager, all Property Documents (unless terminated as permitted herein or as otherwise expired) in effect on the Closing Date. The transfer of all Property Documents in accordance with the foregoing shall be effectuated by retention of such Property Documents at the property management office, or, to the extent such items are in Seller’s possession, delivery of such items to Purchaser or to the property management office.

(xvii)       1099-S Form. A completed Internal Revenue Form 1099-S.

(xviii)     Keys. Keys and combinations to all locks at the Real Property (to the extent in Seller’s or Seller’s Manager’s possession) to be delivered at the property management office (including with respect to any safe deposit boxes).

(xix)         Manufacturers’ Warranties. Subject to Section 9(b)(xii), an assignment of each of the manufacturer’s warranties, including any warranties listed on Schedule 10 and any warranties pursuant to the Principal Construction Contracts to Purchaser, to the extent such warranties have been issued to Seller and delivered to Seller prior to Closing and which may be assigned without (A) the consent of the counterparty or any other party, and (B) material expense to Seller.

(xx)           Incentive Management Fee Threshold Records. Copies of any and all records and back-up documentation in Seller’s possession or control necessary and relevant to the calculation of the Incentive Management Fee Threshold under the Viceroy Agreement, and Seller shall reasonably cooperate with Purchaser subsequent to the Closing to provide any other information within Seller’s possession or control reasonably requested by Purchaser as necessary to enable Purchaser to calculate such threshold (such obligation shall survive Closing).

(xxi)         Possession; Delivery. Possession of the Real Property (subject only to the Permitted Exceptions, including the Ground Lease) and the Personal Property.

(b)               Purchaser’s Closing Deliveries. Purchaser shall deliver to Escrow Agent and, at Closing, shall cause Escrow Agent to deliver to Seller, Title Company or Escrow Agent (as applicable) the following, each executed and acknowledged, if required (collectively, “Purchaser’s Closing Deliveries”):

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(i)                 Purchase Price. The Purchase Price (including the Balance).

(ii)               Ground Lease Assignment. The Ground Lease Assignment having been executed by Purchaser and acknowledged.

(iii)             General Assignment. The General Assignment having been executed by Purchaser.

(iv)             Evidence of Authority. Evidence, reasonably acceptable to Seller, that:

(A)              Purchaser has the authority to consummate the Transaction and has obtained all consents, approvals and authorizations required for Purchaser to consummate the Transaction (including all consents, approvals and authorizations required by any of its constituent members or managers);

(B)              Purchaser is (and, to the extent applicable, its managers or managing members are) in good standing under its jurisdiction of formation and to the extent required is qualified to transact business within the State of New York as a foreign limited liability company and to the extent required is subsisting in the State of New York; and

(C)              the individual executing all documents, instruments and other items, on behalf of Purchaser (and, to the extent applicable, its managers or managing members), in connection with the Transaction, has been duly authorized to so execute and deliver all such documents, instruments and other items on behalf of Purchaser.

(v)               Purchaser’s Certificate Regarding Representations. A certificate of Purchaser certifying to Seller that, except to the extent the express terms of this Agreement permit otherwise, the representations and warranties of Purchaser set forth in Section 14 are true and correct in all material respects as of the Closing Date.

(vi)             Closing Statement. The Closing Statement having been executed by Purchaser, together with the payment of all amounts therein to be paid by Purchaser.

(vii)           Transfer Tax Returns and Transfer Taxes. Duly completed real estate transfer tax returns required to be filed in connection with the consummation of the Transaction, each having been executed by Purchaser.

(viii)         Assignment of the Union Contract. If applicable, the Union Assignment having been executed by Purchaser (or, if permitted by the applicable union or Union Contract, Purchaser’s manager).

(ix)             Notices of Sale. Counterparts of the Ground Lease Notice, the Restaurant Notice and the Assumed Contract Notices, each having been executed by Purchaser.

(x)               Purchaser’s ERISA Certificate. The certificate of Purchaser substantially in the form of Exhibit M.

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(xi)             Holdback Escrow Agreement. The Holdback Escrow Agreement, having been executed by Purchaser.

(xii)           Construction Costs Escrow Agreement. The Construction Costs Escrow Agreement, having been executed by Purchaser.

(c)                Other Documents. Seller and Purchaser shall deliver such other documents as may be reasonably requested by the other party, Title Company or Escrow Agent in connection with the consummation of the Transaction.

12.              CASUALTY AND CONDEMNATION.

(a)                Casualty.

(i)                 Purchaser’s Right to Terminate. If any of the Real Property is damaged or destroyed in any material respect prior to the Closing Date, then Seller shall notify Purchaser in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (1) is a casualty and would cost at least Fifteen Million Dollars ($15,000,000), as reasonably estimated by a third-party construction consultant unaffiliated with Seller and selected by Seller in the exercise of Seller’s good faith judgment (the “Casualty Consultant”) or (2) is uninsured, or a portion of the cost of repair or restoration is not covered by Seller’s insurance policies, and in either such case, the uninsured cost of repair or restoration would be more than Three Million Dollars ($3,000,000) to repair or restore, as reasonably estimated by the Casualty Consultant, then Purchaser shall have the right, to terminate this Agreement (except that Purchaser may not terminate this Agreement under clause (2) if Seller shall elect to pay to Purchaser the applicable uninsured cost of repair or restoration). Purchaser shall have 15 days after Seller notifies Purchaser that a casualty has occurred and the estimated cost of repair or restoration to elect to terminate this Agreement as the result of such casualty by giving Seller written notice of such election (the “Election Notice”) and the Closing Date shall be extended, if necessary, to provide sufficient time for Purchaser to make such election. The failure by Purchaser to deliver the Election Notice within such 15-day period shall be deemed an election not to terminate this Agreement. If all or any part of the payment proceeds are paid to the holder of any mortgage or deed of trust, then, at the Closing, Seller shall credit such amount against the Purchase Price to the extent such proceeds are not paid to Purchaser.

(ii)               No Termination. If Purchaser does not elect to terminate this Agreement in accordance with the terms of Section 12(a) or if the subject casualty does not give rise to Purchaser’s right to terminate, then, in such case, the following shall apply:

(A)              this Agreement shall remain in full force and effect and Purchaser shall consummate the Transaction in accordance with the terms of this Agreement without any adjustment to the Purchase Price (other than adjustments required pursuant to this Section 12), except that the Property shall be acquired by Purchaser in its then condition (taking into account such casualty);

(B)              Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any and all proceeds of casualty insurance on account of such damage or destruction, if any (for the avoidance of doubt, Seller shall retain all

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rights to any business interruption insurance with respect to the period of time prior to Closing);

(C)              if the casualty is a fully insured casualty, Purchaser shall receive a credit against the Purchase Price equal to the sum of the deductible amount applicable under Seller’s casualty policy and any casualty insurance proceeds theretofore received by Seller in respect of such damages or destruction (to the extent such proceeds have not otherwise been paid to Purchaser), less any portion of such proceeds applied to safeguard or put into safe or usable condition the Property and all reasonable, actual out-of-pocket third party costs and expenses, including reasonable attorney’s fees and costs, incurred by Seller, in connection with any insurance claims made by Seller with respect to such casualty;

(D)              if the casualty is not fully insured and the cost of repair or restoration not so insured or covered does not exceed Three Million Dollars ($3,000,000) (as reasonably estimated by the Casualty Consultant) (the extent to which such casualty is not insured, being the “Insurance Deficiency”), then Purchaser shall receive a credit against the Purchase Price equal to the sum of the deductible amount applicable under Seller’s casualty policy and any casualty insurance proceeds theretofore received by Seller in respect of such damages or destruction (to the extent such proceeds have not otherwise been paid to Purchaser) and the amount of the Insurance Deficiency (without duplication of payment of the deductible) less any portion of such proceeds applied to safeguard or put into safe or usable condition the Property and all reasonable, out-of-pocket third party costs and expenses, including reasonable attorney’s fees and costs, incurred by Seller, in connection with any insurance claims made by Seller with respect to such casualty; and

(E)               if the casualty was an uninsured casualty, then Purchaser shall receive a credit against the Purchase Price in an amount equal to the lesser of Three Million Dollars ($3,000,000) and the estimated cost to repair or restore such damage (as reasonably estimated by the Casualty Consultant).

(b)               Condemnation. If, prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, or if a formal action for such taking is initiated or threatened in writing, then Seller shall promptly give Purchaser written notice thereof, and the following shall apply.

(i)                 If a material part of the Real Property is taken, or is to be taken, then Purchaser may, within ten (10) days after such Seller’s notice, by written notice to Seller, elect to terminate this Agreement and the Closing Date shall be extended, if necessary to provide sufficient time for Purchaser to make such election. In the event that Purchaser shall so elect, this Agreement shall terminate and the Deposit shall be returned to Purchaser and neither party hereto shall have any further obligations or liability whatsoever to the other hereunder, except for such provisions of this Agreement that expressly survive termination. If Purchaser shall fail to timely respond to Seller’s notice within such five (5) day period, then Purchaser shall be deemed to have elected to proceed to the Closing pursuant to subclause (ii) below.

(ii)               If a material part of the Real Property is taken, or is to be taken, but Purchaser does not elect to terminate this Agreement pursuant to subclause (i) above, or

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if an immaterial part of the Real Property is taken, or to be taken, then Purchaser shall have no right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligations on the part of Seller by reason of such taking; provided, however, that Seller shall, at the Closing, (1) assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller prior to the Closing, or (2) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing. If all or any part of the payment proceeds are paid to the holder of any mortgage or deed of trust in the Real Property, then, at the Closing, Seller shall credit such amount against the Purchase Price.

(iii)             For the purposes hereof, a “material part” shall be deemed to mean any taking (1) which causes a reduction of more than five (5%) percent in the size of any of the buildings comprising the Real Property or materially interferes with the construction of the Hotel Project or the present use and operation of any of the buildings comprising the Real Property, (2) which results in the elimination of any required means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient, legal substitute ingress and/or egress being available or (3) which causes the Property to be classified as legal non-conforming for zoning purposes.

(c)                The terms of this Section 12 are subject and subordinate to the terms of Article 9 of the Ground Lease regarding insurance proceeds and condemnation awards. The terms of this Section 12 shall survive Closing.

(d)               If this Agreement is terminated pursuant to this Section 12, then the Deposit shall be paid to Purchaser and neither party shall have any further obligations or liability whatsoever to the other hereunder except for such provisions of this Agreement that expressly survive termination.

(e)                The provisions of this Section 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Section 12.

13.              BROKERAGE.

(a)                Seller represents and warrants to Purchaser that Seller has not utilized the services of any real estate broker or agent relating to the sale of the Property or any other portion of the Transaction. Seller agrees to indemnify, defend and hold harmless each Purchaser Party from any and all Liabilities associated with the claim or claims of any other real estate broker, agent or brokerage firm for real estate commissions, finder’s fees or any other compensation or fee arising from the Transaction and the conduct of Seller.

(b)               Purchaser represents and warrants to Seller that Purchaser has not utilized the services of any real estate broker or agent relating to the acquisition of the Property or any other portion of the Transaction. Purchaser agrees to indemnify, defend and hold harmless each Seller Related Party from any and all Liabilities associated with the claim or claims of any other real estate broker, agent or brokerage firm for real estate commissions, finder’s fees or any other compensation or fee arising from the Transaction and the conduct of Purchaser.

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(c)                The terms of this Section 13 shall survive Closing or the earlier termination of this Agreement.

14.              REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that the following statements are true and correct as of the date hereof and shall be true and correct as if originally made on and as of Closing:

(a)                Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and to the extent so required is qualified to do business in the State of New York and is subsisting under the laws of the State of New York;

(b)               Purchaser has full power and authority to enter into and perform its obligations under this Agreement and all of Purchaser’s Closing Deliveries;

(c)                this Agreement has been, and Purchaser’s Closing Deliveries will be, duly executed and delivered by Purchaser;

(d)               no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other Person is required for the execution and delivery by Purchaser of this Agreement or any Purchaser’s Closing Deliveries or the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser’s Closing Deliveries which has not been obtained (or in the case of Closing, will be obtained on or before the Closing Date);

(e)                this Agreement is, and all of Purchaser’s Closing Deliveries to be executed by Purchaser at Closing shall be, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity);

(f)                the execution, delivery and performance of the obligations of Purchaser under this Agreement and the other documents contemplated hereunder will not conflict with, or violate, any (i) term or provision of Purchaser’s limited liability company operating agreement or other limited liability company constituent documents, (ii) agreement, document or instrument binding upon Purchaser or (iii) law, rule, regulation, order or decree of any court or governmental instrumentality of any nature by which Purchaser or its assets or properties are bound;

(g)                no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, has been threatened in writing, at law or in equity, against Purchaser before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent Purchaser from performing its obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Purchaser, an adverse decision in which would, or which judgment, decree or order does, materially and adversely affect Purchaser’s ability to perform its obligations pursuant to, or Seller’s rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the consummation of the Transaction;

(h)               Purchaser represents that it is not using, directly or indirectly, the assets of any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA; (ii) “plan” (within the meaning of Section 4975 of the Code) that is subject to Section 4975 of the Code or (iii) entity whose underlying assets are treated as “plan assets” for purposes of ERISA pursuant

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to Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) (the “Plan Assets Regulation”) of ERISA by reason of an employee benefit plan’s or a plan’s investment in such entity, to fund its purchase of the Property;

(i)                 Purchaser at the Closing shall be a “Qualified Assignee” as defined in the Ground Lease; and

(j)                 Purchaser at the Closing shall be, a “Qualified Person” as defined in the Viceroy Agreement, and Purchaser hereby agrees, and represents and warrants that, for purposes of Seller’s delivery of the advance written notice to Manager satisfying the requirements of the penultimate sentence of Section 15.3.A of the Viceroy Agreement, Purchaser shall expressly confirm in such written notice that Purchaser shall be a “Qualified Person” at the Closing.

The representations and warranties made by Purchaser in this Agreement shall survive the Closing only for the Survival Period.

15.              REPRESENTATIONS AND WARRANTIES OF SELLER.

(a)                Seller represents and warrants to Purchaser that the following statements are true and correct and shall be true and correct as if originally made on and as of Closing:

(i)                 Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of New York and is subsisting under the laws of the State of New York;

(ii)               Seller has full power and authority to enter into and perform its obligations under this Agreement and all of Seller’s Closing Deliveries;

(iii)             this Agreement has been, and Seller’s Closing Deliveries will be, duly executed and delivered by Seller;

(iv)             no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other Person is required for the execution and delivery by Seller of this Agreement or any Seller’s Closing Deliveries or the consummation by Seller of the transactions contemplated by this Agreement and Seller’s Closing Deliveries;

(v)               this Agreement is, and all of Seller’s Closing Deliveries to be executed by Seller at Closing shall be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity);

(vi)             the execution, delivery and performance of the obligations of Seller under this Agreement and the other documents contemplated hereunder will not conflict with, or violate, any (1) term or provision of Seller’s limited liability company operating agreement or other limited liability company constituent documents, (2) agreement, document or instrument binding upon Seller or (3) law, rule, regulation, order or decree of any court or governmental instrumentality of any nature by which Seller or its assets or properties are bound; and

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(vii)           except as set forth on Schedule 8, no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, has been threatened in writing, at law or in equity, against Seller before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, in each case, would prevent Seller from performing its obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Seller, an adverse decision in which would, or which judgment, decree or order does, materially and adversely affect Seller’s ability to perform its obligations pursuant to, or Purchaser’s rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the consummation of the Transaction or otherwise would be reasonably be expected to have a material adverse effect on the Hotel or the Property, taken as a whole.

(b)               Seller represents and warrants to Purchaser that the following statements are true and correct as of the Effective Date, and to the extent expressly provided below, as of the Closing Date (and it shall not be a condition to Closing that such statements are true and correct as of the Closing Date unless such statements are expressly required below to be true and correct as of the Closing Date):

(i)                 except as set forth on Schedule 4 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date, unless such changes result from the action or inaction of Seller in violation of the terms hereof), as of the Effective Date and the Closing Date, subject to the terms and provisions of Sections 6(f)(ii) and 16 and subject to Seller’s right to enter into the Second Amendment to Ground Lease (including the non-disturbance and attornment agreement and Amended and Restated Memorandum of Ground Lease referenced therein and the Restaurant Termination Waiver), (1) Seller is not a party to any lease other than the Ground Lease, the Restaurant Lease and, if applicable, the Back-of-House Lease, and the Ground Lease, the Restaurant Lease and, if applicable, the Back-of-House Lease are each in full force and effect and neither has been amended, except in the case of the Ground Lease in accordance with the Second Amendment to Ground Lease (if applicable); (2) Seller has not received any notice from Ground Lessor, the Restaurant Lease Tenant or, if applicable, the landlord under the Back-of-House Lease alleging that Seller is in default under the Ground Lease, the Restaurant Lease, or, if applicable, the Back-of-House Lease, respectively, which such default has not been cured; (3) Seller has not delivered any notice to Ground Lessor, the Restaurant Lease Tenant or, if applicable, the landlord under the Back-of-House Lease alleging that Ground Lessor, the Restaurant Lease Tenant or, if applicable, such landlord, respectively, is in default of any material obligation to be performed by Ground Lessor under the Ground Lease, the Restaurant Lease Tenant under the Restaurant Lease, or if applicable, the landlord under the Back-of-House Lease which, in each case, such default has not been cured; (4) the Restaurant Lease Tenant has not prepaid any rent payable under the Restaurant Lease more than one month in advance; (5) the description of the Ground Lease, the Restaurant Lease and, if applicable, the Back-of-House Lease is a true, complete and correct description of all documents evidencing the agreements between the parties thereto with respect to the matters described therein and true, complete and correct copies of the Ground Lease, the Restaurant Lease, and, if applicable, the Back-of-House Lease have been delivered to Purchaser, (6) as of the Effective Date only, the Ground Lease Security Deposit being held under the Ground Lease is $15,000,000 (plus any

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accrued interest that has not been paid to Seller), (7) the Ground Lease, the Restaurant Lease and, if applicable, the Back-of-House Lease are in full force and effect, and (8) to Seller’s knowledge, there is no default of any material obligation to be performed by the Ground Lessor or Seller under the Ground Lease or by the Restaurant Lease Tenant or Seller under the Restaurant Lease, in all cases which remains uncured;

(ii)               as of the Effective Date and as of the Closing Date, except as indicated on Schedule 4 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date, unless such changes result from the action or inaction of Seller in violation of the terms hereof), (1) the Viceroy Agreement has not been amended; (2) Seller has delivered to Purchaser a true, correct and complete copy of the Viceroy Agreement; (3) Seller has not received any notice from Seller’s Manager alleging that Seller is in default of any obligation to be performed by Seller under the Viceroy Agreement which such default has not been cured; (4) Seller has not delivered any notice to Seller’s Manager alleging that Seller’s Manager is in default of any obligation to be performed by it under the Viceroy Agreement which such default has not been cured; (5) the Viceroy Agreement is in full force and effect, (6) to Seller’s knowledge, there is no default of any material obligation to be performed by Seller’s Manager or Seller under the Viceroy Agreement which remains uncured and (7) as of the Effective Date only, Seller has delivered to Purchaser all proposed budgets required to be delivered by Seller’s Manager to Seller under the Viceroy Agreement and no such budgets have been approved (or deemed approved) thereunder;

(iii)             as of the Effective Date and the Closing Date (and subject to Section 16), except as indicated on Schedule 4 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date, unless such changes result from the action or inaction of Seller in violation of the terms hereof), (1) the Material Assumed Contracts have not been amended; (2) Seller has delivered to Purchaser true, correct and complete copies of the Material Assumed Contracts; (3) Seller has not received any notice from any counterparty to the Material Assumed Contracts alleging that Seller is in default of any obligation to be performed by Seller under the Material Assumed Contracts which such default has not been cured; (4) Seller has not delivered any notice to any counterparty to the Material Assumed Contracts alleging that such counterparty is in default of any obligation to be performed by it under the Material Assumed Contracts which such default has not been cured; and (5) each of the Material Assumed Contracts is in full force and effect;

(iv)             as of the Effective Date (and subject to Section 16), except as indicated on Schedule 4 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date, unless such changes result from the action or inaction of Seller in violation of the terms hereof), (1) the Assumed Contracts (excluding the Viceroy Agreement and the other Material Assumed Contracts) have not been amended; (2) Seller has delivered to

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Purchaser true, correct and complete copies of the Assumed Contracts (excluding the Viceroy Agreement and the other Material Assumed Contracts); (3) Seller has not received any notice from a counterparty to an Assumed Contract (excluding the Viceroy Agreement and the other Material Assumed Contracts) alleging that Seller is in default of any material obligation to be performed by Seller under an Assumed Contract (excluding the Viceroy Agreement and the other Material Assumed Contracts) which such default has not been cured; (4) Seller has not delivered any notice to a counterparty to an Assumed Contract (excluding the Viceroy Agreement and the other Material Assumed Contracts) alleging that such counterparty is in default of any material obligation to be performed by it under an Assumed Contract (excluding the Viceroy Agreement and the other Material Assumed Contracts) which such default has not been cured; and (5) the Assumed Contracts (excluding the Viceroy Agreement and the other Material Assumed Contracts), to Seller’s knowledge, are in full force and effect;

(v)               as of the Effective Date, attached at Schedule 5 is a schedule of all Employees (which such schedule shall include positions, date of hire, salary and union status (and if no union has yet been duly certified or recognized, whether the Employee is a member of any proposed bargaining unit that is then subject to a pending or imminent organizing effort or campaign by any union or as to which any union is otherwise seeking to become the exclusive bargaining representative) and any Union Contracts and shall be updated at Closing to reflect any changes to such information, including any new Union Contracts and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date) provided Seller has complied with its obligations relating to hiring employees and entering into new Union Contracts set forth herein);

(vi)             there are no pending condemnation proceedings or Tax Matters affecting the Real Property, except for the Tax Matter described in Section 5(g) and Tax Matters with respect to tax years occurring prior to the tax year in which Closing shall occur;

(vii)           as of the Effective Date, except as set forth on Schedule 8 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date, unless such changes result from the action or inaction of Seller in violation of the terms hereof), Seller has not received any written notice from any governmental agency or authority having jurisdiction over the Real Property of any violation of applicable law by Seller in connection with the use, operation or condition of the Property which has not been corrected, subject to Seller’s obligation to cure any and all such violations subsequent to the Closing in the manner contemplated in Section 20;

(viii)         as of the Effective Date, except as set forth on Schedule 8 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date, unless such changes result from the action or inaction of Seller in violation of the terms hereof), Seller has not received any written notice from any governmental agency or authority having jurisdiction over the Property of any uncured violation or default of any material Permit of which the

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failure to cure would reasonably be expected to materially and adversely affect the use, operation or value of the Property which has not been corrected or remedied, subject to Seller’s obligation to cure such violations subsequent to the Closing in the manner contemplated in Section 20;

(ix)             as of the Effective Date, except as set forth on Schedule 8 (which such schedule shall be updated at Closing to reflect any changes to such information and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date), Seller has not received any written notices from any governmental agency or authority of any uncured violation of any Environmental Laws regarding any environmental conditions at the Hotel or of any release of Hazardous Substances from the Real Property which has not been corrected or remedied, subject to Seller’s obligation to cure such violations subsequent to the Closing in the manner contemplated in Section 20;

(x)               as of the Effective Date and the Closing Date, Seller has not received any written notice of any formal pending material zoning action being undertaken by any governmental authority relating only to the Real Property (except that the foregoing representation and warranty shall not apply to any zoning action affecting a district or area in which the Real Property is located (as opposed to the Real Property specifically));

(xi)             all of the FF&E and tangible Personal Property shall be owned by Seller on the Closing Date shall be free and clear of all liens, encumbrances and security interests (except for Equipment Leases) and except as provided for in the Equipment Leases, none of the FF&E and tangible Personal Property used in the operation, repair or maintenance of the Property is leased from, or owned by, third-parties;

(xii)           attached at Schedule 6 is a true, complete and correct schedule of all Bookings (which such schedule shall be updated at Closing to reflect any changes to such Bookings and any such changes shall not be deemed to be a breach of this representation for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date);

(xiii)         as of the Effective Date and the Closing Date, no Person has any right of first refusal, right of first offer or other purchase right to purchase the Property, except with respect to Ground Lessor’s rights under the Ground Lease;

(xiv)         as of the Effective Date, attached as Schedule 11 is a complete and correct list of all existing contracts relating to the design and construction of the Hotel and the Hotel Project entered into by Seller (the “Construction Contracts”) (which such Schedule 11 shall be updated at Closing to reflect any new contracts or any amendment, modification or termination of any such Construction Contracts and any such updates shall not be deemed to be a breach of this representation and warranty for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date; provided that in either case any such new contracts or any such amendment, modification or termination of any such Construction Contracts are, in each case, entered into or made in accordance with the terms hereof). True, complete and correct copies of all of the Construction Contracts have been delivered to Purchaser (except for Construction Contracts or amendments, modifications or terminations hereafter executed in accordance with the terms and

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conditions hereof, in which case true, correct and complete copies will promptly be delivered to Purchaser after execution thereof) and except as set forth on Schedule 16, (i) Seller has not delivered or received a written notice of default alleging a default by Seller, or the applicable counterparty, under the Construction Contracts which remains uncured and (ii) as of the Effective Date, to Seller’s knowledge, except for the Seller’s Reserved Claims, there are no other known material claims by Seller against any counterparty under the Construction Contracts;

(xv)           as of the Effective Date, attached as Schedule 12 is a true, complete and correct list of each contract or purchase order in excess of Five Thousand ($5,000) entered into by Seller with respect to the purchase of FF&E (the “FF&E Contracts”) (which such Schedule 12 shall be updated at Closing to reflect any new contracts and purchase orders or any amendment, modification or termination of any existing contracts or purchase orders with respect to FF&E and any such updates shall not be deemed to be a breach of this representation and warranty for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date; provided that in either case any such new contracts or any such amendment, modification or termination of any such FF&E Contracts are, in each case, entered into or made in accordance with the terms hereof). True, complete and correct copies of the FF&E Contracts have been delivered to Purchaser (except for FF&E Contracts or amendments, modifications or terminations hereafter executed in accordance with the terms and conditions hereof, in which case true, correct and complete copies will promptly be delivered to Purchaser after execution thereof) and Seller has not received, or delivered, any written notice of any material default under any of the FF&E Contracts which remains uncured;

(xvi)         as of the Effective Date, attached as Schedule 13 is a true, complete and correct list of each Equipment Lease entered into by Seller (which such Schedule 13 shall be updated at Closing to reflect any new agreements or leases or any amendment, modification or termination of any such existing Equipment Leases and any such updates shall not be deemed to be a breach of this representation and warranty for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date; provided that in either case any such new contracts or any such amendment, modification or termination of any such Equipment Leases are, in each case, entered into or made in accordance with the terms hereof). True, complete and correct copies of the Equipment Leases have been delivered to Purchaser (except for Equipment Leases or amendments, modifications or terminations hereafter executed in accordance with the terms and conditions hereof, in which case true, correct and complete copies will promptly be delivered to Purchaser after execution thereof);

(xvii)       Seller’s assets do not, directly or indirectly, consist of the assets of any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA; (ii) “plan” (within the meaning of Section 4975 of the Code) that is subject to Section 4975 of the Code or (iii) entity whose underlying assets are treated as “plan assets” for purposes of ERISA pursuant to the Plan Assets Regulation by reason of an employee benefit plan’s or a plan’s investment in such entity;

(xviii)     as of the Effective Date only, attached as Schedule 14 is a true, complete and correct list of all insurance maintained by Seller with respect to the Property; and

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(xix)         as of the Effective Date, except as set forth on Schedule 17 (which such Schedule 17 shall be updated at Closing to reflect any changes to such information and any such updates shall not be deemed to be a breach of this representation and warranty for the purposes of determining the satisfaction of the condition precedent requiring that this representation and warranty be true and correct as of the Closing Date): (a) there is no, and there has not been any, strike, picketing of any nature, labor dispute, slowdown, work stoppage, lockout or any other concerted labor interference with normal operations of the Hotel pending or, to Seller’s knowledge, threatened against, relating to or effecting the Hotel; (b) neither Seller, any Seller Related Party nor Seller’s Manager has any duty to bargain with any union or labor organization or other person or entity purporting to act as exclusive bargaining representative of any Employees with respect to wages, hours or terms and conditions of employment in regard to the Hotel; (c) there are no union claims or demands to represent any Employees in connection with the Hotel, to Seller’s knowledge, no organizational campaigns in progress with respect to any Employees in connection with the Hotel, and no question or dispute concerning representation of such individuals exists; (d) there is no collective bargaining agreement with any union binding on Seller, any Seller Related Party and/or Seller’s Manager with respect to any of the operations of the Hotel or any Employees in connection with the Hotel; (e) to Seller’s knowledge, neither Seller, any Seller Related Party nor Seller’s Manager has been formally or informally charged with or accused of committing any unfair labor practice in connection with or relating to the Transaction, the Hotel or any Employees; and no charge, grievance claim, or complaint (formal or informal) alleging any unfair labor practice in connection with or relating to the Hotel or any Employees has been asserted or is pending (in or before any judicial, regulatory, administrative, arbitral, or other dispute-resolution forum, or under any private, contractual or industry dispute resolution procedure) or threatened against any of the foregoing entities; and (f) to Seller’s knowledge, no legitimate basis exists for a sustainable unfair labor practice charge in connection with or relating to the Transaction, the Hotel or any Employees.

(c)                To the extent that Purchaser knows or is deemed to know, prior to the Closing, that any of Seller’s Representations are inaccurate, untrue or incorrect in any way, then such Seller’s Representations shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge, as the case may be. For the purposes of this Agreement, Purchaser shall be “deemed to know” that a Seller’s Representation was untrue, inaccurate or incorrect to the extent that any of this Agreement, the Property Information, the Property Documents, any lease, study, test, report, analysis, document or other item prepared by or for Purchaser or any of Purchaser’s Representatives or otherwise obtained by, or made available to, Purchaser or Purchaser’s Representatives contains information which is inconsistent with such Seller’s Representation. Subject to Section 23, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any and all rights or remedies available to it at law, in equity or under this Agreement to make a claim against Seller or any other Seller Related Party for any Liability that Purchaser may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Representations being untrue, inaccurate or incorrect if Purchaser knew or is deemed to know that such Seller’s Representation was untrue, inaccurate or incorrect at the time of the Closing.

(d)               If, prior to the Closing, Purchaser or any of Purchaser’s Representative obtains actual knowledge that any of Seller’s Representations are untrue, inaccurate or incorrect in any material respect, then Purchaser shall give Seller written notice thereof no later than five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If, at or prior to the Closing, Seller obtains knowledge that any of Seller’s Representations which are required to be remade at Closing are untrue, inaccurate or incorrect in any material respect, then Seller shall give Purchaser written notice thereof no later than five (5) Business Days after obtaining such knowledge (but, in any event, prior to the Closing).

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In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing for the purpose of such cure (which adjournment when aggregated with any other adjournments by Seller hereunder shall not exceed sixty (60) days). If Seller is unable to so cure any such misrepresentation or breach, then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material Seller’s Representations, may elect either (i) to waive such misrepresentations or breaches of Seller’s Representations and consummate the Transaction without any reduction of, or credit against, the Purchase Price or (ii) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such Seller’s Representation is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, then Purchaser shall be deemed to waive such misrepresentation or breach of Seller’s Representations, and Purchaser shall be required to consummate the Transaction without any reduction of, or credit against, the Purchase Price. The untruth, inaccuracy or incorrectness of a Seller’s Representations shall be deemed material only if Purchaser’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of the applicable Seller’s Representation is reasonably estimated by Seller to exceed two hundred fifty thousand dollars ($250,000).

(e)                All references in this Agreement to “Seller’s knowledge”, “Seller’s best knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Employees, after reasonable due inquiry with Seller’s Manager, and reasonable inquiry of the files maintained by Seller or Seller’s agents or representatives (to the extent within Seller’s possession or control), and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other Seller Related Party or to impose or have imposed upon the Designated Employees any other duty to investigate the matters to which such knowledge, or the absence thereof, pertains. There shall be no personal Liability on the part of the Designated Employees arising out of any Seller’s Representations or covenants made herein or otherwise. The terms of this Section 15(e) shall survive Closing.

(f)                Any and all of Seller’s Representations shall survive the Closing only for the Survival Period and shall, in all respects, be limited as set forth in Section 23. Purchaser shall have no right to assert a claim for a breach of any of Seller’s Representations unless Purchaser (i) prior to the date that is five (5) Business Days after the expiration of the Survival Period, has delivered written notice to Seller in accordance with Section 23(b)(iii)(A), and (ii) shall have commenced a legal proceeding against Seller (with respect to the breach that is subject to the notice delivered under clause (i)) prior to the date that is forty-five (45) days after the expiration of the Survival Period alleging that Seller has, prior to the expiration of the Survival Period, breached such Seller’s Representation and that Purchaser suffered actual damages as a result thereof (and each such claim shall be subject to the all of the other limitations set forth herein).

(g)                Any and all of Seller’s Representations set forth in this Section 15 or in any documents executed by Seller at Closing (including Seller’s Closing Deliveries) shall survive only for the Survival Period and the other provisions of this Section 15 shall survive without limitation.

16.              PROPERTY OPERATION PRIOR TO CLOSING; LIQUOR LICENSE; CERTAIN OTHER COVENANTS PRIOR TO CLOSING.

(a)                Between the Effective Date and the Closing, Seller shall:

(i)                 maintain and operate the Property in a manner substantially consistent with Seller’s past practices (taking into account Seller’s on-going prosecution of the

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Hotel Project and the fact that the hotel operations have not commenced) (including performing, in all material respects, its obligations under the Ground Lease, the Restaurant Lease, the Viceroy Agreement and all other material agreements) and in accordance with the terms and standards of the Viceroy Agreement; provided, however, that Purchaser hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure prior to the Closing the Existing Violations and Construction Violations, but shall have the affirmative obligation to cure the Existing Violations and Construction Violations in connection with Seller’s completion of the Hotel Project in accordance with Section 20, which obligation shall survive the Closing;

(ii)               promptly provide Purchaser with copies of all notices and other reports (A) delivered to Seller or received by Seller in connection with the Viceroy Agreement, the Restaurant Lease, the Ground Lease, the Construction Contracts, the FF&E Contracts and other material contracts and (B) delivered to or received from any Governmental Agencies in connection with the Hotel, the Hotel Project or the construction thereof;

(iii)             give Purchaser reasonable advance notice of, and permit Purchaser and its representatives to attend, regularly scheduled project meetings with Seller’s construction consultant and regularly scheduled meetings conducted with Seller’s Manager (including such meetings conducted via conference call), including after Closing (and the obligations pursuant to this Section 16(a)(iii) shall survive the Closing);

(iv)             not amend, terminate, modify, waive any right under, or accept the surrender of the Ground Lease, the Viceroy Agreement or the Restaurant Lease (except the Second Amendment to Ground Lease (including execution of the non-disturbance and attornment agreement and Amended and Restated Memorandum of Ground Lease referenced therein));

(v)               not approve or consent to any material matter under the Viceroy Agreement, including any budget or budget amendment, except in accordance with the last paragraph of this Section 16(a) and with respect to immaterial matters;

(vi)             be permitted to enforce any and all rights and remedies available to Seller under the Ground Lease, the Viceroy Agreement, the Restaurant Lease or any Contract;

(vii)           maintain or cause to be maintained in full force and effect (1) property insurance in such amounts and terms substantially consistent with the property insurance currently maintained by or on behalf of Seller (copies of insurance certificates reflecting such property insurance currently maintained having been previously provided to Purchaser), or (2) such other property insurance, from time to time, in such amounts and terms commensurate with the then-current status of Seller’s progress in prosecuting and completing the Hotel Project), provided at all times Seller shall maintain the property insurance required to be maintained by Seller pursuant to Section 9.1 of the Ground Lease;

(viii)         be permitted to enter into new contracts, or amend, modify, terminate and waive any right under any Construction Contracts, the FF&E Contracts or the Equipment Leases; provided such amendment, modification, termination or waiver does not breach Seller’s obligation under the last sentence of Section 20(d) in any material respect;

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(ix)             be permitted to, without the prior written consent of Purchaser, (1) enter into new Contracts (provided such Contracts will not be binding on Purchaser after Closing), (2) amend and terminate, subject to Purchaser’s prior approval not to be unreasonably withheld, delayed or conditioned, any Contract that is not a Material Assumed Contract, and (3) enforce any and all rights and remedies available to Seller in connection with any Contracts (subject to the terms of Section 6(f));

(x)               subject to the last paragraph of this Section 16(a) as applicable, be permitted to enter into a lease for space located at another property to be used by Seller’s Manager for sales and other “back of house” matters in connection with the operation of the Hotel (the “Back-of-House Lease”), on such terms and conditions reasonably approved by Purchaser; and

(xi)             not hire Employees or make any changes to the employment of any Employees (other than hirings or changes by Seller’s Manager pursuant to the Viceroy Agreement which do not require Seller’s consent or which such consent is obtained in accordance with the terms hereof).

If, between the Effective Date and the Closing, Seller shall receive a request to approve any matter for which its approval or consent is required under the terms of the Ground Lease, the Viceroy Agreement, the Restaurant Lease, the FF&E Contracts or any Assumed Contract, then Seller shall notify Purchaser in writing of the applicable request for approval or consent and whether or not Seller desires to approve such matter. Purchaser shall, within five (5) Business Days after Purchaser’s receipt of such notice (but not later than one (1) Business Day prior to the deadline for Seller’s response under the terms of the Ground Lease, the Viceroy Agreement, the Restaurant Lease or such Assumed Contract (as applicable)), notify Seller whether or not Purchaser approves such matter. If Purchaser notifies Seller that it disapproves such action, then Purchaser’s notice shall state with specificity the reasons for such disapproval. If Purchaser shall not give written notice of its disapproval of such action within such five (5) Business Day (or shorter) period, then Purchaser shall be deemed to have approved the course of action recommended by Seller. Purchaser’s denial of any request for approval under this subsection (a) must comply with the standard for the withholding of such approval as set forth in the Ground Lease, the Viceroy Agreement, the Restaurant Lease, the FF&E Contracts or such Assumed Contract (as applicable). If Purchaser elects to deny a request for approval or consent despite the fact that Seller desires to approve such matter, and Seller is required to be reasonable in connection with such request, then Seller shall notify the applicable counterparty of such denial and Purchaser shall be deemed to indemnify and hold each Seller Related Party harmless from and against any and all Liabilities to the extent arising from the denial of such approval or consent under the applicable agreement (including any claim by the applicable counterparty that the denial of such matter breached the terms of the applicable agreement) (excluding, however, any claim made by Seller). The terms of this subsection (a) shall survive the Closing or earlier termination of this Agreement.

(b)               The parties acknowledge and agree that the pending application for the liquor license contemplated to be used in connection with the operation of the Hotel (the “Liquor License Application”) has been approved and the liquor license has been issued prior to, or will be issued shortly after, the date hereof. The parties further acknowledge and agree that an endorsement application with respect to such issued liquor license shall be promptly made (at Purchaser’s sole cost) after the Effective Date to add Purchaser as a co-licensee (along with Seller and Restaurant Lease Tenant as co-licensees). A true, correct and complete copy of the Liquor License Application has been previously provided to Purchaser. Purchaser shall promptly provide responses to, and execute and submit any and all requested

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documentation, information and other matters (including fingerprinting of certain of Purchaser’s representatives), as may be required of Purchaser in connection with such endorsement application and the related review and approval process necessary to obtain the requisite endorsement to the existing liquor license in connection with the operation of the Hotel post-Closing. Upon Closing, (i) Purchaser shall indemnify, defend and hold Seller and each Seller Related Party harmless from and against any and all Liabilities (except to the extent caused by willful misconduct or unlawful acts of Seller or any Seller Related Party) arising out of or otherwise with respect to the liquor license and related operation of the Hotel and (ii) Purchaser shall name, and shall cause Restaurant Lease Tenant to name, Seller as an additional insured under Purchaser’s and Restaurant Lease Tenant’s insurance policies covering the operation of the Hotel. As promptly as practicable after the Closing, Purchaser shall, and shall cause Restaurant Lease Tenant to, cooperate in all respects with Seller’s efforts to amend the Liquor License to remove Seller as a co-licensee under the Liquor License related to the operation of the Hotel. Notwithstanding anything to the contrary contained herein, in the event the endorsement application with respect to Purchaser is not effectuated on or prior to the Closing Date, the parties shall enter into a management or sublease agreement in accordance with Section 9(b)(x). This Section 16(b) shall survive the Closing.

(c)                Seller shall reasonably cooperate with Purchaser in connection with Purchaser’s filing of the Notice of Sale, Transfer or Assignment in Bulk with the New York State Department of Taxation and Finance.

(d)               Promptly after the Effective Date, Seller shall deliver to each counterparty to a Principal Construction Contract a request that such party execute and deliver a construction estoppel in form reasonably acceptable to Seller and Purchaser (collectively, the “Construction Estoppels”). In the event Seller receives any Construction Estoppels executed by the respective contractor prior to the Closing, Seller shall deliver same to Purchaser. Except as set forth in this subsection (d), Seller has no obligation to obtain such Construction Estoppels and notwithstanding anything herein to the contrary, it is not a condition to Closing that Seller shall have obtained any Construction Estoppels.

(e)                Seller agrees to indemnify, defend and hold harmless each Purchaser Party from and against any and all Liabilities arising out of the matters disclosed in Schedule 8 actually incurred by such Purchaser Parties. This Section 16(e) shall survive the Closing.

(f)                Subsequent to the Effective Date, Seller shall provide to Purchaser, promptly upon Seller’s receipt from Seller’s Manager, a copy of Seller’s Manager’s revised draft of the proposed budget for the year ending December 31, 2013. Each of the parties hereby acknowledges and agrees that Purchaser shall be required to provide written notice to Seller and Seller’s Manager no later than 5:00 P.M. E.S.T. on the later to occur of (i) the third (3rd) Business Day after Purchaser’s receipt of such 2013 budget, and (ii) October 4, 2013 (the “2013 Budget Notice Deadline”) confirming whether Purchaser has approved or rejected such 2013 budget, which such notice shall include a copy of the 2013 budget (as so approved or rejected by Purchaser, as the case may be) (the “2013 Budget Notice”). Purchaser’s failure to deliver the 2013 Budget Notice prior to the 2013 Budget Notice Deadline shall be deemed to constitute Purchaser’s rejection of the 2013 budget. Notwithstanding the terms of Section 19(b), the 2013 Budget Notice may be delivered to Seller by email notice delivered to Jeff Harvey at jharvey@arkpartners.com and John Yoon at jyoon@arkpartners.com. In the event Purchaser rejects (or is deemed to have rejected) the 2013 budget, then Purchaser shall be deemed to terminate this Agreement and this Agreement shall automatically terminate effective as of the 2013 Budget Notice Deadline. If this Agreement shall terminate in accordance with the foregoing, then the Deposit shall be promptly refunded to Purchaser and the parties shall have no further obligation hereunder (except with respect to obligations that accrue prior to such termination and which expressly survive termination in accordance with the terms hereof).

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17.              DEFAULT; REMEDIES; TERMINATION.

(a)          If, on the Closing Date, the Closing fails to occur by reason of Purchaser’s failure or refusal to perform any of its material obligations hereunder (except if such failure is due to a breach by Seller of its obligations under this Agreement), then Seller may elect to terminate this Agreement by written notice to Purchaser and the Deposit shall be promptly paid to Seller as liquidated damages and not as a penalty, in full satisfaction of claims against Purchaser hereunder, and this Agreement shall thereupon terminate. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and that the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

(b)               If, on the Closing Date, the Closing fails to occur by reason of Seller’s failure or refusal to perform any of its material obligations hereunder (except if such failure is due to a breach by Purchaser of its obligations under this Agreement), then Purchaser shall have the right within the thirty (30) day period immediately after the scheduled Closing Date, as its sole and exclusive remedy, to elect one (but not more than one) of the following remedies:

(i)                 terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Purchaser and upon the return of the Deposit, neither party shall have any other or further obligation to the other hereunder except for obligations that expressly survive termination in accordance with the terms of this Agreement;

(ii)               waive the condition, breach, failure or refusal by written notice to Seller and proceed to close the Transaction without any adjustment to, or credit against, the Purchase Price; or

(iii)             file suit for specific performance against Seller in a court having jurisdiction in the State of New York;

provided, further that notwithstanding the foregoing, if Purchaser for any reason has not elected to close under Section 17(b)(ii) or filed such an action for specific performance as permitted under Section 17(b)(iii), in each case, within thirty (30) days after the scheduled Closing Date, then Purchaser shall conclusively be deemed to have irrevocably waived its right of specific performance as otherwise permitted under this Agreement and to have elected to proceed under clause (i) above as its sole and exclusive remedy under this Section 17.

(c)                Notwithstanding anything to the contrary in this Agreement but subject to the below terms of this subsection (c), (i) in no event shall Purchaser be permitted to seek any money damages (excluding express indemnity obligations hereunder) against Seller or any Seller Related Party with respect to any default by Seller and (ii) Purchaser hereby irrevocably waives any and all rights Purchaser may have to seek money damages (excluding express indemnity obligations hereunder) against Seller or any Seller Related Party with respect to any default of Seller. If a default of Seller shall occur and the remedy of specific performance is not available due to Seller’s assignment, conveyance or other transfer of the Property to a third-party and Purchaser terminates this Agreement under Section 10.2(b)(i), then Purchaser shall be entitled to any and all remedies at law or equity, including damages and Seller shall reimburse Purchaser for Purchaser’s actual third-party costs incurred by Purchaser in performing Purchaser’s Due Diligence and legal fees and expenses incurred by Purchaser in negotiating this Agreement and performing Purchaser’s Due Diligence and other costs and expenses incurred in connection with this Agreement and the transactions contemplated herein; provided Purchaser delivers to Seller a written demand for payment thereof which shall be delivered no later than thirty (30) days after

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Purchaser’s termination of this Agreement and which shall include copies of all invoices substantiating such third-party amounts.

(d)               Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated for any reason, Purchaser agrees that it shall remain liable for all of Purchaser’s repair and express indemnity obligations set forth hereunder.

(e)                The terms of this Section 17 shall survive the Closing or the earlier termination of this Agreement.

18.              OFAC; ANTI-MONEY LAUNDERING LAWS.

(a)                Purchaser represents, warrants and covenants to Seller as follows:

(i)                 Purchaser is not now, nor shall it be at any time until Closing, an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC “Specially Designated Nationals and Blocked Persons”) or otherwise.

(ii)               Neither Purchaser nor any Person who owns a direct interest in Purchaser (collectively, a “Purchaser Party”) is now, nor shall be at any time until Closing, a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(iii)             Purchaser has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (A) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (B) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(iv)             Neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money

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laundering, or any violation of any Anti Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (C) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Section 18, the term “Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(v)               Purchaser represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act. Purchaser covenants that the foregoing representation shall be true and correct as of the Closing Date.

(b)               Seller represents, warrants and covenants to Purchaser as follows:

(i)                 Seller is not now, nor shall it be at any time until Closing, a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(ii)               Neither Seller nor any Person who owns a direct interest in Seller (collectively, a “Seller Party”) is now, nor shall be at any time until Closing, a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(iii)             Neither Seller nor any Seller Party, nor any Person providing funds to Seller (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (C) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

(iv)             Seller represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act. Purchaser covenants that the foregoing representation shall be true and correct as of the Closing Date.

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(c)                The terms of this Section 18 shall survive Closing or the earlier termination of this Agreement.

19.              ADDITIONAL PROVISIONS.

(a)                Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in all respects, in accordance with the laws of the State of New York applicable to agreements made and to be performed within the State of New York. Purchaser and Seller each irrevocably submits to the jurisdiction of the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser and Seller agree that service of any process, summons, notice or document delivered by The United States Postal Service by prepaid registered or certified mail to such party’s respective address set forth in Section 19(b) shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Purchaser and Seller each irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)               Notices. Except as set otherwise in Section 20(b), each and every notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made (i) at the time and on the date when personally delivered to the party designated below as shown on a written receipt therefor, (ii) when delivered (1) by an internationally recognized overnight delivery service (including Federal Express, United Parcel Service and The United States Postal Service Express Mail) or (2) by The United States Postal Service by prepaid first-class registered or certified mail, in each case, return receipt requested and addressed to the address for each party set forth below or (iii) when sent by facsimile transmission during normal business hours (i.e. between 9:00 A.M. and 5:00 P.M. E.S.T.) if confirmed by written confirmation of receipt and if confirmed by one of the other delivery means provided herein (notwithstanding that the second confirmatory copy is actually received at a later date). Rejection of delivery on a Business Day shall be deemed to be receipt. Any party, by prior written notice to the other in the manner herein provided, may designate one or more different addresses from that set forth below. Each such notice, request, demand, consent, approval and other communications shall be addressed (and, if applicable, faxed) as follows:

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If to Seller:	AREP FIFTY-SEVENTH LLC ℅ Ark Real Estate Partners II LP 505 Park Avenue, 21st Floor New York, NY 10022 Attention: John Yoon Fax No.: (212) 957-8301
with a copy to:	Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Attention: Scott Vetri (342227-47) Fax No.: (212) 940-8776
If to Purchaser:	ARC NY120W5701, LLC ℅ American Realty Capital 405 Park Avenue, 15th Floor

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New York, NY 10022 Attention: Michael A. Happel, Executive Vice President Fax No.: (212) 421-5799
with a copy to:	Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Attention: Samuel L. Richardson Fax No.: (617) 523-1231
If to Escrow Agent or Title Company:	First American Title Insurance Company 633 Third Avenue New York, NY 10017 Attention: Stephen Farber Fax No.: (212) 922-0881

(c)                Time; Dates. Subject to the parties’ adjournment rights set forth herein, Time shall be of the essence in all matters under this Agreement; provided, however, that if the date for the performance of any act hereunder falls on a day that is not a Business Day, then the time for performance thereof shall be deemed extended to the next successive Business Day.

(d)               Designation Agreement. Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Title Company (“Agent”) is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(A)              Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(B)              Seller and Purchaser shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as Reporting Person for the Transaction.

(C)              Agent hereby requests Seller to furnish to Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller and Purchaser shall each deliver to Agent a completed and executed IRS Form W-9.

The parties agree that Agent’s failure to execute this Agreement shall not affect the effectiveness of this Agreement as between Seller and Purchaser and that if First American Title Insurance Company shall refuse to serve as the Reporting Person in accordance with the terms of this Section, the parties shall, prior to the Closing, designate an alternative Reporting Person mutually acceptable to the parties. The terms of this Section 19(d) shall survive the Closing.

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(e)                Entire Agreement; Modification. This Agreement, and Seller’s delivery of any copy or version of same to Purchaser, does not constitute an offer to sell and shall not bind Seller unless and until each party elects to be bound hereby by executing and delivering to the other party an executed original counterpart of this Agreement. This Agreement (along with the Confidentiality Agreement) embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein and all prior or contemporaneous agreements, understandings, representations and statements (either oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, and then only to the extent set forth in such instrument. This Agreement may only be amended by written agreement executed by Seller and Purchaser and, to the extent applicable, Escrow Agent or Title Company. Seller and Purchaser each acknowledges that it has been represented by legal counsel in the negotiation and delivery of this Agreement, and accordingly agree that this Agreement shall be interpreted and construed in accordance with its plain meaning and without reliance upon, or implication, inference or assumption arising from, the fact that this Agreement may have been drafted, in whole or in part, for or on behalf of any party hereto.

(f)                WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE CLOSING DELIVERIES, OR THE ACTIONS OR OMISSIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g)                Captions; Headings. The captions and headings in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(h)               Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(i)                 Assignment. Purchaser shall not, directly or indirectly, including by operation of law or by any transfer of any direct or indirect interest in Purchaser resulting in a Change in Control, assign this Agreement or its rights hereunder or delegate any of its obligations hereunder to any Person, in each case, without the prior written consent of Seller, which such consent Seller may grant or withhold in its sole and absolute discretion; provided, however, Purchaser shall have a one-time right to assign this Agreement to an entity under common control with Purchaser, which one-time right must be exercised prior to the earlier to occur of (1) the date that is one (1) Business Day prior to the date that the request for the ROFO Waiver has been issued to Ground Lessor (Seller shall keep Purchaser reasonably informed of its intention to deliver such request to Ground Lessor), and (2) the date that is twenty-five (25) days prior to Closing, a copy of which assignment shall be provided to Seller as of such date pursuant to a written notice; and provided, further, that all representation and warranties made by Purchaser herein shall remain true, correct and complete notwithstanding such assignment and Purchaser remains jointly and severally liable for the performance of Purchaser’s obligations hereunder. Any attempted assignment, transaction

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or transfer in violation of the terms of this subsection without Seller’s prior written consent shall be null and void.

(j)                 No Third-Party Beneficiary. This Agreement is made for the sole benefit of the parties hereto (and, to the extent applicable, each Seller Related Party) and no other Person (including Escrow Agent and the Title Company except to the extent expressly set forth herein) shall have any rights, remedies or legal interest of any kind under or by reason of this Agreement. Without limiting the generality of the foregoing, no Employee or any broker, agent or finder shall be deemed a third party beneficiary of any provision of this Agreement.

(k)               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which, when taken together, shall constitute but one and the same instrument.

(l)                 Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein and form a part of this Agreement.

(m)             Confidentiality; No Recording. In addition to the Confidential Information, Purchaser and Seller shall keep confidential and shall not disclose the material business terms of the transaction contemplated by this Agreement, including the Purchase Price and any other financial terms, without the prior written consent of the other party, except: (1) to such party’s directors, officers, partners, members, managers, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants and lenders to the extent such party deems it necessary or appropriate in connection with the party’s obligations under this Agreement and, in such case, such party shall secure the agreement of such parties to be bound by the terms hereof, or (2) as otherwise required by applicable legal process, law, regulation or rule of any governmental authority or stock exchange. Neither this Agreement nor any memorandum hereof may be recorded or filed in any public records by or with the consent or approval of any party to this Agreement, unless the prior written consent therefor has been given by Seller and Purchaser and except that Purchaser may file a lis pendens to the extent necessary to preserve a claim for specific performance made pursuant to Section 17(b). The provisions of this Section 19(m) shall survive the Closing or the earlier termination of this Agreement.

(n)               [Intentionally omitted.]

(o)               Prevailing Party’s Attorney’s Fees. In any judicial suit or action or other adversarial action between Seller and Purchaser arising out of this Agreement, the prevailing party therein shall be entitled to recover from the other party its reasonable attorneys’ fees, expenses, court costs and expert witness and other third party consultant costs and expenses.

(p)               Publicity. Prior to the Closing, neither Seller nor Purchaser shall issue any press release or public statement (each, a “Press Release”) with respect to the Transaction without the prior consent of the other (which approval may be withheld in each party’s sole and absolute discretion), except (i) to the extent required by law and (ii) that Seller may disclose the agreement to sell the Property in accordance with the terms of this Agreement to a Seller Related Party (including at any investor conference or meeting of any Seller Related Party). After the Closing, any Press Release issued by either Seller or Purchaser shall be subject to the review and approval of the other party (which approval shall not be unreasonably withheld or delayed). If either Seller or Purchaser is required by law, regulation or rule of any governmental authority or stock exchange to issue a Press Release, such party shall, at least three (3) Business Days prior to the issuance of the same (to the extent practicable), deliver a copy of the proposed Press Release to the other party for its review. Neither Seller nor Purchaser shall permit any advisor,

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broker or other representative to issue a Press Release other than in accordance with the terms hereof. The provisions of this Section 19(p) shall survive the Closing or earlier termination of this Agreement.

20.              Completion of hotel project.

(a)                As used in this Agreement, the following terms shall have the specified meanings:

(i)                 “Hotel Project” means the completion of all construction and the installation of all equipment, furnishings and property at the Hotel, in each case, in accordance with the Construction Plans.

(ii)               “Construction Plans” means those plans and specifications described on Schedule 7, as modified as permitted herein.

(iii)             “Hotel Construction Costs” means any and all costs necessary to complete the Hotel Project in accordance with the Construction Plans.

(b)               After the Effective Date and, if applicable, after the Closing (to the extent necessary to cause the work required pursuant to this Section 20 and the Construction Costs Escrow Agreement) Seller, at Seller’s sole cost and expense, shall cause the Hotel Project to be completed in a good and workmanlike manner in accordance with the Construction Contracts and Construction Plans described on Schedule 7 and all applicable laws and regulations (including with respect to the completion of all punch-list items) on or before January 31, 2014 (the “Project Construction Completion Date”). Purchaser hereby approves the Construction Plans described on Schedule 7. After the Effective Date and for all periods after the Closing, Seller shall not amend, in any material respect, any of the Construction Plans to the extent that any such amendment would alter, or reasonably be expected to affect, the design of the Hotel or otherwise have a material and adverse effect on the Hotel Project, in each case, without Purchaser’s prior approval (which approval may be withheld by Purchaser in Purchaser’s discretion). Seller shall use commercially reasonable and diligent efforts to cause all work necessary to complete the Hotel Project (including with respect to the completion of all punch-list items) to be promptly performed. Seller shall be responsible for the payment of any and all Hotel Construction Costs which shall paid from the Construction Costs Escrow Amount (as defined below) or other funds available to Seller. From and after the Closing, Purchaser shall cooperate with Seller’s efforts to complete the Hotel Project in accordance with the terms of this Section 20. In no event shall Purchaser have the right to initiate any change order or make any other modification to the Hotel Project or the Construction Plans without Seller’s prior approval (which may be withheld in its sole and absolute discretion). Purchaser shall (i) cooperate with Seller in connection with Seller’s prosecution of the Hotel Project (including executing any and all permits, applications and other items reasonably requested by Seller) and (ii) not, and shall cause each of Purchaser’s Representatives not to, materially interfere with Seller’s prosecution of the Hotel Project (including with respect to taking any action, or failing to take any action, that would delay or affect Seller’s ability to complete the Hotel Project or to obtain the Temporary Certificate of Occupancy). If Seller shall require Purchaser’s approval with respect to any matter relating to Seller’s prosecution of the Hotel Project, then Purchaser shall respond to any such request within five (5) Business Days of Purchaser’s receipt of such request from Seller and if Purchaser shall fail to timely respond within such five (5) Business Day period, then Purchaser’s approval shall be deemed given with respect to the applicable matter. Notwithstanding the terms of Section 19(b) any and all requests for Purchaser’s approval under this Section 20 may be delivered by email correspondence delivered to MHappel@arlcap.com.

(c)                At the Closing, Seller shall deposit with Escrow Agent an amount (the “Construction Costs Escrow Amount”) equal to 125% multiplied by the estimated Hotel Construction Costs (such

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estimate being made as of the Closing Date) as reasonably estimated by Gardiner & Theobald Inc. (Seller’s construction consultant on the Hotel Project) and reasonably approved by Purchaser and its construction consultant. The initial portion of the Construction Costs Escrow Amount in excess of such estimated Hotel Construction Costs (i.e., the additional 25% of the estimated Hotel Construction Costs) is hereinafter referred to as the “Excess Construction Escrowed Funds”). The parties acknowledge that attached hereto at Schedule 9 is an estimate of the Construction Costs prepared by Gardiner & Theobald Inc. as of the Effective Date, which the parties hereby approve and agree that the Construction Costs to be estimated by Gardiner & Theobald, Inc. as of the Closing Date shall be based off of the Construction Costs attached at Schedule 9 (taking into account changes to such amount occurring after the Effective Date). If the parties are unable to mutually agree on the amount of the Construction Costs Escrow Amount to be deposited at the Closing with Escrow Agent, then (1) the parties shall proceed with the Closing without any delay whatsoever relating to such dispute and (2) at the Closing, Seller shall deposit with Escrow Agent the amount estimated by Purchaser’s construction consultant to be the Construction Costs Escrow Amount. Promptly after the Closing, such dispute as to the Construction Costs Escrow Amount shall be submitted to binding arbitration as contemplated in this Section 20, and the Construction Costs Escrow Amount shall, if applicable, be immediately adjusted based on the arbitral determination. The Construction Costs Escrow Amount shall be held and disbursed in accordance with the Construction Costs Escrow Agreement and made available to Seller for the payment of the Hotel Construction Costs after Substantial Completion (acknowledging that Seller’s obligation to pay for such Hotel Construction Costs after the Closing is absolute and shall not be limited to the Construction Costs Escrow Amount, except as otherwise expressly provided in subsections (e) and (f) below). No disbursement shall be made from the Construction Costs Escrow Amount to the extent that it would cause the Construction Costs Escrow Amount to be less than the sum of the (A) the Excess Construction Escrowed Funds and (B) 100% of the then remaining Hotel Construction Costs (which shall include cost overruns approved by Seller in accordance with the terms of Section 20(b)), as reasonably estimated by Gardiner & Theobald Inc. and evidenced by reasonable back-up information that allows Purchaser to reasonably approve the same.

(d)               After Substantial Completion, Seller shall continue to obtain, consistent with past practices and to the extent required to be delivered under the GMP Contract, conditional partial lien waivers in respect of the then-completed work (i.e., punch-list items) being performed to complete the Hotel Project. From time to time, upon the reasonable request of Purchaser, Seller shall provide a reasonably detailed accounting of the remaining work, the progress of the then-completed work to date (reflected on a percentage complete basis as appropriate) and the Hotel Construction Costs (including copies of the general contractor’s invoices/disbursement requests) of all such work. Without limiting the obligation of Seller to complete the Hotel Project in accordance with the Construction Plans and the terms hereof, Seller’s obligations hereunder shall include completing one hundred percent (100%) of the Hotel Project as a fully furnished and equipped hotel meeting the standards set forth in the Viceroy Agreement and containing all necessary Personal Property.

(e)                If Closing has occurred and Seller has not completed the Hotel Project in accordance with the Construction Plans by the Project Completion Date (subject to force majeure not to exceed sixty (60) days), then Purchaser shall have the right, upon written notice to Seller, to elect to prosecute, as expeditiously as possible and at Seller’s expense, the remaining work in accordance with the Construction Plans and the Construction Contracts. Upon receipt of such notice, Seller shall thereafter fully cooperate with Purchaser, at Seller’s sole cost and expense, in affording Purchaser, to the maximum extent permissible under the Construction Contracts, with any and all “owner’s rights” so as to enable Purchaser to cause to be prosecuted, at Seller’s sole cost and expense, the remaining work in accordance with the Construction Plans as expeditiously as possible. Upon Purchaser’s election to exercise such rights, Purchaser agrees to use commercially reasonable and diligent efforts to effect completion of the Hotel Project in accordance with the Construction Plans as expeditiously as possible. In furtherance thereof,

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Seller shall reasonably cooperate with Purchaser’s efforts to effect completion of the Hotel Project in accordance with the Construction Plans as expeditiously as possible, including Seller’s execution of change orders and other written directives as and to the extent necessary to prosecute such remaining work in accordance with the Construction Plans. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that:

(A) in no event shall Seller be required to execute any change order or other written directive that would reasonably be expected to result in (i) any material delay to the completion of the Hotel Project in accordance with the Construction Plans, (ii) any increase in the scope of work or (iii) Seller incurring additional costs or obligations under the Construction Contracts, in all cases beyond the scope of work and costs necessary to complete the Hotel Project in accordance with the Construction Plans and the Construction Contracts; and

(B) in no event shall Purchaser be entitled to amend any of the Construction Contracts or the Construction Plans or to execute or initiate any change orders or other written directive that would reasonably be expected to result in (i) any material delay to the completion of the Hotel Project in accordance with the Construction Plans, (ii) any increase in the scope of work or (iii) Seller incurring additional costs or obligations under the Construction Contracts, in all cases beyond the scope of work and costs necessary to complete the Hotel Project in accordance with the Construction Plans and the Construction Contracts.

(f)                Upon the completion of the Hotel Project and the final payment of any and all Hotel Construction Costs (which final payment shall only be made by Seller upon the provision of the Project Closeout Deliverables (as defined below)) in accordance with the provisions of the Construction Escrow Agreement and the satisfaction of all other obligations of Seller pursuant to this Section 20 (such final project payment and project closeout, collectively, the “Project Closeout”), which such Project Closeout shall occur on or before July 31, 2014 (the “Outside Date”), then any remaining balance of the Construction Costs Escrow Amount shall be promptly paid to Seller. Prior to making such final payment in respect of Project Closeout from the Hotel Construction Costs Escrow Amount, Seller shall obtain and deliver to Seller and Escrow Agent each of the following (collectively, the “Project Closeout Deliverables”)(but only to the extent such items have not previously been delivered to Purchaser or cannot otherwise be delivered solely due to Purchaser’s action or inaction): (i) all requisite final lien waivers and releases to Seller under the Construction Contracts (to the extent such lien waivers and releases are required to be delivered to Seller thereunder), (ii) evidence that the Existing Violations and Construction Violations have been cured (which may be satisfied by delivery of a then-current violation search evidencing that such violations have been removed of record), (iii) an assignment of each Principal Construction Contract by Seller to Purchaser, (iv) the project architect’s final certificate for payment, (v) a copy of Seller’s construction consultant’s completed as-built plans and drawings for the Hotel Project, both in hard copy and electronic CD-ROM format, (vi) the assignment of the manufacturer’s warranties pursuant to subsection (k), (vii) a certification by the project architect that the Hotel Project has been completed in accordance with the Construction Plans, and (viii) in the manner and to the extent required to be delivered to Seller under the Principal Construction Contracts, any and all material documents and related materials associated with final payment. If Closing has occurred and Seller has not completed the Project Closeout by the Outside Date (subject to force majeure not to exceed sixty (60) days), then Purchaser shall have the right, upon written notice to Seller, to elect to cause Seller, and upon receipt of such notice, Seller shall thereafter fully cooperate with Purchaser, at Seller’s sole cost and expense, in affording Purchaser, to the maximum extent permissible under the Construction Contracts, with any and all “owner’s rights” so as to enable Purchaser to cause to be prosecuted, at Seller’s sole cost and expense, the remaining matters necessary to achieve Project Closeout as expeditiously as possible. Upon Purchaser’s election to exercise such rights, Purchaser agrees to use commercially reasonable and diligent efforts to effect Project Closeout as expeditiously as possible. In furtherance thereof, Seller shall

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reasonably cooperate with Purchaser’s efforts to effect Project Closeout, including Seller’s execution of change orders and other written directives as and to the extent necessary to achieve Project Closeout. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that:

(A) in no event shall Seller be required to execute any change order or other written directive that would reasonably be expected to result in (i) any material delay to achieving Project Closeout, (ii) any increase in the scope of work or (iii) Seller incurring additional costs or obligations under the Construction Contracts, in all cases beyond the scope of work and costs necessary to have completed the Hotel Project in accordance with the Construction Plans and the Construction Contracts and to have achieved Project Closeout; and

(B) in no event shall Purchaser be entitled to amend any of the Construction Contracts or the Construction Plans or to execute or initiate any change orders or other written directive that would reasonably be expected to result in (i) any material delay to achieving Project Closeout, (ii) any increase in the scope of work or (iii) Seller incurring additional costs or obligations under the Construction Contracts, in all cases beyond the scope of work and costs necessary to have completed the Hotel Project in accordance with the Construction Plans and the Construction Contracts and to have achieved Project Closeout.

(g)                [Intentionally omitted.]

(h)               A portion of the Viceroy Key Money in an amount not exceeding three million nine hundred twenty-eight thousand two hundred eighty-eight and 70/100 dollars ($3,928,288.70) may be used by Seller to pay any and all Hotel Construction Costs (including with respect to amounts incurred prior to the Effective Date). The balance of the Viceroy Key Money shall be assigned to Purchaser (and if any portion of such balance is expended prior to Closing, Purchaser shall receive a credit at Closing in the amount of such balance so expended).

(i)                 Notwithstanding anything herein or in any of the Closing Deliveries to the contrary, Seller shall retain any and all rights, title, interest, and claims with respect to those matters set forth at Schedule 18 (such matters, collectively, the “Seller’s Reserved Claims”) and nothing set forth herein or in any Closing Deliveries shall be deemed or construed to convey, assign or otherwise transfer any such rights to Purchaser; provided that Seller shall resolve or otherwise settle all Seller’s Reserved Claims as a condition to the making of the final disbursement of the Construction Costs Escrow Amount and achieving Project Closeout. Guarantor agrees to indemnify, defend and hold harmless each Purchaser Party from and against any and all Liabilities arising out of Seller’s prosecution of Seller’s Reserved Claims (including claims arising out of Seller’s breach or alleged breach of any Construction Contract) actually incurred by such Purchaser Parties.

(j)                 Any and all disputes between the parties with respect to the matters set forth in this Section 20 shall be resolved by binding arbitration. If a dispute arises, such dispute shall, at the election of either party, be resolved by expedited binding arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association, or any successor organization (“AAA”) for expedited commercial arbitrations; provided that if Seller and Purchaser fail to agree on an arbitrator within ten (10) days after the applicable party has exercised its right to have the matter resolved by arbitration, then either party may request the office of the AAA located in New York, New York, to designate an arbitrator. The rules of the AAA applicable to commercial arbitrations shall apply to such arbitration. To the extent a dispute is related to disbursement of the Construction Costs Escrow Amount, then the arbitrator shall be required to deliver a copy of its decision to Escrow Agent under the Construction Costs Escrow Agreement. The arbitrator

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shall be impartial and have not less than 10 years’ current and active experience in the construction of hotels in New York City. The fees of the arbitrator shall be shared equally by Seller and Purchaser.

(k)               To the extent any manufacturer’s warranties, including any warranties listed on Schedule 10 and any warranties pursuant to the Principal Construction Contracts are issued to Seller after the Closing, then Seller shall assign, subject to Section 9(b)(xii), to Purchaser such additional warranties but only to the extent that such warranties may be assigned without (A) consent of the counterparty or any other party and (B) without material expense to Seller.

(l)                 Until the date that Project Completion has been achieved, ARK REAL ESTATE PARTNERS II LP and ARK DOMESTIC INVESTORS LLC agree to collectively maintain liquid assets in the aggregate sum of at least five million dollars ($5,000,000) to satisfy Guarantor’s obligations with respect to the Guaranteed Obligations. Upon Purchaser’s request (but no more frequently than on a quarterly basis), Guarantor shall provide Purchaser with confirmation of compliance with this covenant.

(m)             The provisions of this Section 20 shall survive the Closing.

21.              GROUND LEASE; Restaurant lease; viceroy agreement.

(a)                The parties acknowledge that the consummation of the Transaction is expressly subject to and contingent upon the issuance of the ROFO Waiver. Promptly after the Effective Date, Seller shall deliver to Ground Lessor a request for the ROFO Waiver. Seller shall use commercially reasonable efforts to obtain the ROFO Waiver, except that Seller shall have no obligation to pay any amounts or incur any Liability in connection with its efforts to obtain the ROFO Waiver. Purchaser shall cooperate with Seller’s efforts to obtain the ROFO Waiver and any reasonable request made by Seller to Ground Lessor in connection with the assignment of the Ground Lease under Section 10.1(b) or 10.1(c) of the Ground Lease (including providing any and all resumes, financial statements and other information reasonably requested by Ground Lessor). Seller shall keep Purchaser reasonably informed of its efforts to obtain the ROFO Waiver.

(b)               Purchaser hereby acknowledges and agrees that Purchaser has no right to request or otherwise cause Seller to effectuate the termination of, or to otherwise terminate, the Restaurant Lease (as contemplated in Section 7.02(b) of the Restaurant Lease) in connection with the consummation of the Transaction. The parties acknowledge that Seller shall provide timely written notice to Restaurant Lease Tenant regarding the Transaction at least forty-five (45) days prior to the anticipated Closing Date of the Transaction.

(c)                Within five (5) Business Days of the Effective Date, Purchaser shall provide to Seller any and all documents and items, including, without limitation, financial statements and resumes with respect to Purchaser and its beneficial owners, as may be reasonably required by Seller’s Manager to evidence that Purchaser is a “Qualified Person” as defined in the Viceroy Agreement. The parties acknowledge that Seller shall timely provide Seller’s Manager with not less than twenty (20) days advance written notice of its intention to effect the Transaction in accordance with Section 15.3.A of the Viceroy Agreement and Purchaser shall deliver to Seller (for deliver to Manager under the Viceroy Agreement) any and all documents, financial statements and other items as reasonably required by Seller’s Manager to evidence that Purchaser is a “Qualified Person” (including the items required to be delivered in accordance with the terms of Section 15.3.A of the Viceroy Agreement).

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22.              Employee Matters.

(a)                Assumption of Employer Obligations Under Union Contract. Upon Closing to the extent provided in the Union Assignment (as described and consistent with Section 11(a)(xv) of this Agreement), Purchaser shall assume in writing, and thereafter honor and perform, or cause its manager or operator to assume (or, as applicable, agree to continue to comply with) in writing, honor and perform, all of the employer obligations under the Union Contract or, if there is no Union Contract yet in effect, all obligations under Addendum I to CBA. To the extent provided and consistent with the Union Assignment, Seller and Seller’s Manager shall assign the Union Contract (or, if there is no Union Contract yet in effect, all obligations under Addendum I to CBA) to Purchaser (or Purchaser’s manager or operator, as the case may be). Seller and Purchaser agree to cooperate reasonably with each other (and Seller shall cause Seller’s Manager to cooperate reasonably) to effectuate the Union Assignment and assignment and assumption of employer obligations under the Union Contract or, if there is no Union Contract yet in effect, all obligations under Addendum I to CBA, including giving any notices required by the Union Contract or otherwise and the execution of any assumption agreements required to reflect such assignment and assumption in connection with the Transaction.

(b)               Employees. Purchaser and Seller acknowledge that (i) Purchaser will retain Seller’s Manager as the property manager of the Hotel after Closing under the Viceroy Agreement, (ii) Seller’s Manager is and after the Closing shall continue to be the employer of all Union Employees and Non-Union Employees under the Viceroy Agreement, (iii) upon and following the Closing it is anticipated that Seller’s Manager shall continue to sponsor or maintain the same Hotel Employee Plans as prior to the Closing, and (iv) in light of the foregoing, such Employees shall not incur any interruption or termination of employment, change to Hotel Employee Plans, or change in any wages, benefits or terms of employment as a result of or arising out of the Closing of the Transaction (excluding any changes as may be made from time to time after the Closing consistent with the Viceroy Agreement or any Union Contract), applicable law or otherwise.

(c)                [Intentionally omitted.]

(d)               [Intentionally omitted.]

(e)                Assumption of Employee Liabilities. Upon Closing, Purchaser shall assume (i) all Employee Liabilities with respect to the Continuing Employees only to the extent accruing or first arising after the Closing; and (ii) all Employee Liabilities accrued as of the Closing for which Purchaser has received a proration credit under Schedule 2 (but not any other Employee Liabilities which have accrued as of the Closing), and Seller shall have no obligations with respect to such Employee Liabilities. Notwithstanding anything to the contrary in the foregoing, Purchaser is not assuming and shall not assume any Employee Liabilities or obligations of Seller’s Manager which are liabilities or obligations of Seller’s Manager whether under the Viceroy Agreement, any Union Contract, applicable law or otherwise.

(f)                Withdrawal Liability. The only “multi-employer plans (as defined in Section 4001(a)(3) of ERISA) to which Seller and/or Seller’s Manager are currently obligated to contribute with respect to Union Employees of the Hotel pursuant to the Union Contract are set forth in Schedule 15 attached hereto (the “Multi-Employer Plans”). Because Purchaser is assuming the employer obligations under the Union Contract (including the Agreement set forth in Section(f)(iii)) at Closing (including, but not limited to, Seller’s obligations to contribute to the Multi-Employer Plans), Seller’s obligations under the Multi-Employer Plans with respect to the Union Contract, if any, shall permanently cease from and after the Closing. Accordingly, in the event and to the extent that any withdrawal liability would otherwise be imposed on Seller, Purchaser shall (or shall cause its manager or operator to), with respect only to such

48

Multi-Employer Plans with respect to which withdrawal liability would otherwise be imposed on Seller and only to the extent required by Section 4204 of ERISA, to avoid the imposition of such withdrawal liability, (i) contribute to the Multi-Employer Plans for substantially the same number of contribution base units for which Seller had an obligation to contribute to such Multi-Employer Plans, (ii) inherit Seller’s contribution histories to such Multi-Employer Plans and (iii) provide to such Multi-Employer Plans for a period of five (5) plan years commencing with the first (1st) plan year beginning after the Closing, a bond to be obtained by Purchaser (or Purchaser’s manager or operator) issued by a corporate surety company that is acceptable for purposes of Section 412 of ERISA or a sum to be provided by Purchaser (or Purchaser’s manager or operator) and held in escrow by a bank or similar financial institution satisfactory to the Multi-Employer Plans, or an irrevocable letter of credit to be obtained by Purchaser (or Purchaser’s manager or operator), or such other security arrangement satisfactory to the Multi-Employer Plans, equal to the greater of (1) the average annual contribution required to be made by Seller under such Multi-Employer Plans for the three plan years preceding the plan year in which the Closing occurs, or (2) the annual contribution that Seller was required to make under such Multi-Employer Plans for the last plan year prior to the plan year in which the Closing occurs. In such event, Seller shall cooperate with Purchaser (or Purchaser’s manager or operator) to obtain a waiver of the bond, escrow, letter of credit or such other security arrangement set forth above. The bond, escrow funds, letter of credit or other security arrangement, if any, shall be paid to the applicable Multi-Employer Plan if Purchaser withdraws from a Multi-Employer Plan or fails to make a contribution to such Multi-Employer Plan when due at any time during the first five (5) plan years beginning after the Closing Date in accordance with Section 4204 of ERISA. If Purchaser withdraws from a Multi-Employer Plan in a complete withdrawal, or a partial withdrawal with respect to operations, during the five (5) plan years commencing with the first (1st) plan year beginning after the Closing, Seller may as a matter of law be secondarily liable for any withdrawal liability it would have had to such Multi-Employer Plan with respect to the Hotel’s operations (but for Section 4204 of ERISA) if the liability of Purchaser with respect to such Multi-Employer Plan is not paid. In such event, and to the extent applicable, Purchaser shall indemnify Seller from and against any and all Liabilities arising out a breach by Purchaser of the covenants set forth in this subsection (f) or the failure of Purchaser to comply with its obligations (including, without limitation, any statutory obligations) with respect to obligations under this subsection (f). With respect to the preceding sentence, Liabilities shall include Seller’s secondary liability in the event Purchaser withdraws from a Multi-Employer Plan. The provisions of this subsection (f), to the extent applicable, shall survive the Closing.

(g)                WARN Act. The parties acknowledge and agree that, in light of the facts and circumstances acknowledged in Section 22(b) above, that no advance notice of terminations of employment, employment losses, plant closing or mass layoff at the Hotel under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) is required. Accordingly, Seller shall not give and shall use its best efforts to cause Seller’s Manager not to give any such notice due to, in connection with or as a result of the Transaction or the Closing thereof. Purchaser shall not, and shall use its best efforts to cause its manager not to, effectuate a plant closing or mass layoff (as those terms are defined in the WARN Act) affecting in whole or in part the Hotel or any Employees without complying with the notice requirements and provisions of the WARN Act if and to the extent applicable. Purchaser shall provide a full defense to, and indemnify Seller and Seller’s Manager for any actual or out-of-pocket losses which Seller or Seller’s Manager may reasonably and necessarily incur in connection with any suit or claim brought against Seller or seller’s Manager under the WARN Act with respect to any actions taken by Purchaser (or its manager or operator) with regard to the Hotel or Employees subsequent to the Closing Date.

(h)               Indemnity. Purchaser shall indemnify, defend and hold Seller and each Seller Related Party (which, for purposes of this section, shall exclude Seller’s Manager (and its affiliates), any officer, director, employee, or agent of Seller’s Manager (or its affiliates), and any other Person affiliated or

49

related in any way to Seller’s Manager (or its affiliates)) harmless from and against any and all Liabilities (except to the extent caused by willful misconduct or unlawful acts of Seller or Seller’s Manager) arising out of or otherwise with respect to (i) the termination of any Employees after the Closing; (ii) a breach by Purchaser of the covenants set forth in this Section 22 other than subsection (d) thereof (wherein Purchaser’s indemnity obligation is separately addressed), (iii) failure of Purchaser to comply with its obligations, including any statutory obligations with respect to Continuing Employees or obligations under Section 22; or (iv) any claim made by any Employee, including but not limited to Continuing Employees and Employees who are not Continuing Employees, resulting from Purchaser’s conduct arising after the Closing.

(i)                 Hotel Employee Plan. Notwithstanding anything herein to the contrary, nothing in this Section 22 shall require Purchaser to (i) be responsible for, (ii) withhold or cause to be withheld any deductions from compensation payable by Purchaser or Purchaser’s manager to any Continuing Employee for purposes of contributing to, or (iii) make or cause to be made any payments on behalf of any Continuing Employee to, any Hotel Employee Plan sponsored or maintained by Seller or Seller’s Manager.

(j)                 The provisions of this Section 22 shall survive the Closing.

23.              LIMITATION ON LIABILITY.

(a)                In no event shall any party hereto be liable to the other party for consequential, punitive or other special damages (but the foregoing shall not be construed to limit or affect Seller’s right to receive the Deposit as liquidated damages in accordance with the terms hereof).

(b)               Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith (including Seller’s Closing Deliveries) the following shall apply:

(i)                 Purchaser shall not assert any claim post-Closing against Seller alleging a breach of any of Seller’s Representations unless the Liability for such claim (together with all other claims of Purchaser hereunder or under any documents executed pursuant hereto or in connection herewith (including Seller’s Closing Deliveries) but not including any indemnity obligations of Seller that survive Closing) exceeds two hundred fifty thousand dollars ($250,000).

(ii)               the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, under this Agreement with respect to the breach of any and all breaches of Seller’s Representations for which claims are timely made by Purchaser (for the avoidance of doubt not including indemnity obligations that survive Closing) shall not exceed four million four hundred fifty-five thousand dollars ($4,455,000); and

(iii)             Purchaser shall not be permitted to make any claim or institute any action against Seller for a breach of any of Seller’s Representations (for the avoidance of doubt not including indemnity obligations that survive Closing) unless Purchaser (A) prior to date that is five (5) Business Days after the expiration of the Survival Period, has delivered to Seller written notice alleging that (1) Seller has breached a Seller’s Representation prior to the expiration of the Survival Period, (2) Purchaser has suffered or is reasonably expected to suffer actual damages (which damages shall be set forth in such written notice) as a result, and (3) Purchaser is permitted to recover such damages

50

under the express terms of this Agreement, and (B) shall have commenced a legal proceeding against Seller prior to the date that is forty-five (45) days after the expiration of the Survival Period in respect of the breach asserted in the notice described in the preceding clause (A).

(c)                Notwithstanding anything in this Agreement to the contrary, Seller’s liability in respect of any and all breaches of Seller’s Representations shall be limited as set forth in this Section 23. Notwithstanding anything to the contrary in this Agreement or in any document executed by Seller pursuant hereto or in connection herewith (including Seller’s Closing Deliveries), Purchaser shall not make any claim against Seller alleging the breach of any of Seller’s Representations occurring after the Survival Period (for the purposes of the foregoing, Purchaser shall be required to have timely delivered the written notice to Seller in accordance with Section 23(b)(iii)(A) and have commenced a legal proceeding against Seller prior to the date that is forty-five (45) days after the expiration of the Survival Period in respect of the breach asserted in the foregoing written notice in order to be deemed to have made a timely claim against Seller for any breach of Seller’s Representations occurring prior to the expiration of the Survival Period).

(d)               Purchaser agrees that no direct or indirect beneficial owner of Seller or any other Seller Related Party, no member, partner, shareholder or beneficiary of any beneficial owner of Seller or any other Seller Related Party and no manager, officer, director, trustee, employee or agent of any such member, partner, shareholder, or beneficiary shall have any personal Liability hereunder, or under any document entered into by Seller or any other Seller Related Party pursuant hereto or in respect of the Transaction (including with respect to Seller’s Closing Deliveries) (except with respect to Guarantor’s obligations expressly set forth herein).

(e)                The provisions of this Section 23 shall survive the Closing.

24.              Holdback.

(a)                Seller agrees that a portion of the Purchase Price in the amount of four million four hundred fifty-five thousand dollars ($4,455,000) (the "Escrowed Funds") shall be held by Escrow Agent in an account for the exclusive benefit of Seller in connection with any of Seller’s post-Closing liability pursuant to Section 23 or any of Seller’s indemnity obligations hereunder (the “Holdback Account”), subject to and in accordance with the terms and conditions of the Holdback Escrow Agreement and to the extent expressly provided below in this Section 24. Any interest accrued on the Holdback Account shall be the exclusive property of Seller, and shall be disbursed by Escrow Agent to Seller promptly following the Release Date (as hereinafter defined) in accordance with the terms of the Holdback Escrow Agreement. The Holdback Account shall be maintained by Escrow Agent for the period commencing on the Closing Date and expiring on the date that is six (6) Business Days following the expiration of the Survival Period (the “Release Date”), or for such longer period as may be required under the provisions of this Section 24 or the Escrow Holdback Agreement. On or prior to the day which is five (5) Business Days after the last day of the Survival Period, Purchaser shall deliver written notice in accordance with Section 23(b)(iii) (a “Notice of Breach”) to Seller of any claims for actual damages Purchaser may have against Seller arising out of a breach of any of Seller’s Representations occurring prior to the expiration of the Survival Period. Such Notice of Breach shall set forth with reasonable specificity the nature of the alleged breach of Seller’s Representations and the corresponding provisions of this Agreement which relate to such breach, or Seller’s indemnity obligation, and the amount, if known or readily ascertainable, of the loss, claim, damage, injury, cost, expense or payment (as reasonably estimated by Purchaser) and a copy of such Notice of Breach shall be simultaneously delivered to Seller’s counsel and Escrow Agent. Purchaser shall not be permitted to make any claim or institute any action against Seller for a breach of any of Seller’s Representations unless Purchaser shall have satisfied all of

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the requirements set forth in Section 23(b)(iii) and this Section 24. Only such portion of the Escrowed Funds, in an amount equal to the aggregate actual damages being claimed by Purchaser under one or more Notice of Breach timely delivered by Purchaser in accordance with the terms hereof, shall be maintained by Escrow Agent subsequent to the Release Date; provided that the Escrowed Funds in the Holdback Account shall be released to Seller immediately upon Purchaser’s failure to timely commence a legal proceeding in respect of all such Notices of Breach.

(b)               Subsequent to Purchaser’s timely delivery of a Notice of Breach to Seller (and Seller’s counsel and Escrow Agent) in accordance with the terms hereof, Seller and Purchaser shall discuss, in an effort to mutually resolve, any dispute with respect to Purchaser’s claim set forth in such Notice of Breach. If the validity and amount of Purchaser’s claim under such Notice of Breach is mutually resolved by Seller and Purchaser prior to the date by which Purchaser shall have commenced a legal proceeding in accordance with Section 23(b)(iii), then Seller and Purchaser shall deliver a joint written notice to Escrow Agent directing the disbursement from the Holdback Account of the mutually agreed amount of such claim. In the event Seller and Purchaser fail to mutually resolve the claims under such Notice of Breach and Purchaser timely commences a legal proceeding with respect to such Notice of Breach, then only such portion of the Escrowed Funds not subject to amounts being claimed in any timely commenced legal proceeding shall be released to Seller. Only such portion of the Escrowed Funds, in an amount equal to the actual damages reasonably asserted in any and all legal proceedings timely commenced by Purchaser in accordance with the terms hereof, shall continue to be maintained by Escrow Agent, and Seller and Purchaser shall deliver a joint written notice to Escrow Agent setting forth the actual damages amount being sought in such legal proceedings.

(c)                If Purchaser, subsequent to the timely delivery of a Notice of Breach, does not timely commence a legal proceeding in respect of such Notice of Breach in accordance with Section 23(b)(iii) and this Section 24, then Seller may submit a written notice of demand to Escrow Agent for immediate release to Seller of the Escrowed Funds, together with interest accrued thereon, from the Holdback Account.

(d)               The Escrowed Funds shall be held in escrow by Escrow Agent and disbursed in accordance with the express terms of the Holdback Escrow Agreement.

(e)                The provisions of this Section 24 shall survive the Closing.

(signatures appear on next page)

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IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the Effective Date first above written.

PURCHASER

ARC 120W5701, LLC, a Delaware limited liability company
By: /s/ Michael A. Happel Name: Michael A. Happel Title: Executive Vice President and Chief Investment Officer

SELLER

AREP FIFTY-SEVENTH LLC, a Delaware limited liability company
By: /s/ John Yoon Name: John Yoon Title: President

Indemnity and Construction Obligations

Each of the undersigned is executing this Agreement to evidence its agreement, on a joint and several basis, (i) to be liable for the obligation to indemnify and hold each Purchaser Party harmless for the Liabilities pursuant to Section 16(e) and the Liabilities pursuant to Section 20(i), and (ii) to guaranty the Construction Obligations and Seller’s performance (in accordance with the terms of Section 20) of all of Seller’s obligations set forth in Section 20 (such guaranteed obligations, collectively, the “Guaranteed Obligations”).

ARK REAL ESTATE PARTNERS II LP,

a Delaware limited partnership

By: /s/ John Yoon

Name: John Yoon

Title: President

ARK DOMESTIC INVESTORS LLC,

a Delaware limited liability company

By: /s/ John Yoon

Name: John Yoon

Title: President

Joinder of Agent/Escrow Agent

The undersigned is executing this Agreement solely for the purpose of evidencing its agreement to the terms and conditions of Exhibit B and Section 19(d).

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Vincent L. Plaia

Name: Vincent L. Plaia

Title: Senior Underwriting Counsel

Date: September 18, 2013

SCHEDULE 1

DEFINITIONS

“2013 Budget Notice”	has the meaning set forth in Section 16(f).
“2013 Budget Notice Deadline”	has the meaning set forth in Section 16(f).
“AAA”	has the meaning set forth in Section 20(i).
“Accounts Receivable”	means all amounts payable in connection with the operation of the Hotel, but which are not paid as of the Closing, including charges for the use or occupancy of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel, or any other goods or services provided at the Hotel, but expressly excluding any credit card charges and checks which Seller has submitted for payment as of the Closing and excluding any Rents and amounts payable to Seller under the Viceroy Agreement.
“Addendum I to CBA”	has the meaning set forth in Section 11(a)(xv).
“Agent”	has the meaning set forth in Section 19(d).
“Agreement”	has the meaning given thereto in the Preamble (as amended and assigned from time to time).
“Agreement Rights of Viceroy”	has the meaning set forth in Section 6(f)(ii).
“Allocation Statement Accountant”	has the meaning set forth in Section 2(b).
“Anti-Money Laundering Laws”	has the meaning set forth in Section 18(a)(iv).
“Approving Party”	has the meaning set forth in Section 5(g)(iv).
“Assigned Accounts Receivable”	has the meaning set forth in Section 3(b) of Schedule 2.
“Assumed Contract Notices”	has the meaning set forth in Section 11(a)(xi).
“Assumed Contracts”	has the meaning set forth in Section 6(f)(i).
“Back-of-House Lease”	has the meaning set forth in Section 16(a)(x).
“Balance”	means an amount, in immediately available funds, equal to (i) the Purchase Price (subject to all adjustments and pro-rations provided for in this Agreement (including pursuant to Schedule 2)) less (ii) the amount of the Deposit as of the Closing which is actually paid to Seller at the Closing.
“Bookings”	means all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel for dates from and after the Closing Date.
“Business Day”	means any day other than a Saturday, Sunday, or any Federal or New York State holiday.
“Casualty Consultant”	has the meaning set forth in Section 12(a)(i).
“Change in Control”	means any change in (i) the direct or indirect ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation, and (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and decisions of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.
“Closing”	has the meaning set forth in Section 4(a).
“Closing Date”	has the meaning set forth in Section 4(a).
“Closing Date Conditions”	has the meaning set forth in Section 4(a).
“Closing Deliveries”	means, collectively, Purchaser’s Closing Deliveries and Seller’s Closing Deliveries.

“Closing Statement”	has the meaning set forth in Section 11(a)(vii).
“Closing Title Commitment”	means the title commitment or commitments from Title Company insuring Purchaser as owner of the leasehold estate of the tenant under the Ground Lease as of the Closing Date (subject to the Permitted Exceptions).
“Code”	means the Internal Revenue Code of 1986, as amended.
“common control”	means, direct or indirect, ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession, directly or indirectly, of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.
“Confidentiality Agreement”	means the Confidentiality Agreement, dated June 10, 2013, among Ark Real Estate Partners LP, Ark Real Estate Partners II LP, Ark Domestic Investors LLC and Ark Investment Partners LP, on the one hand, and AR Capital, LLC, on the other hand.
“Construction Contracts”	has the meaning set forth in Section 15(b)(xiv).
“Construction Costs Escrow Agreement”	has the meaning set forth in Section 11(a)(x).
“Construction Costs Escrow Amount”	has the meaning set forth in Section 20(c).
“Construction Estoppels”	has the meaning set forth in Section 16(d).
“Construction Obligations”	means Seller’s obligation to complete the Hotel Project and pay the Construction Costs, in each case, in accordance with the terms of Section 20.
“Construction Plans”	has the meaning set forth in Section 20(a)(ii).
“Continuing Employees”	means (a) all of the Hotel employees who are employed by Purchaser or Purchaser’s manager or operator upon Closing and (b) if Purchaser breaches its obligation under Section 22 to offer (or cause to be offered) equivalent employment at the Hotel to every Employee upon Closing, all of the Employees to whom Purchaser failed to offer (or cause to be offered) such employment.
“Contracts”	means all maintenance, service and supply contracts, credit card service agreements, booking and reservation agreements and all other contracts and agreements entered into by, or on behalf of, Seller or Seller’s Manager or agent (excluding the Licenses and Permits and the Union Contract).
“Cut-Off Time”	has the meaning set forth in Section 1 of Schedule 2.
“Delinquent Rents”	has the meaning set forth in Section 1(c) of Schedule 2.
“Deposit”	has the meaning set forth in Section 3.
“Designated Employees”	means, collectively, Jeffrey Harvey, Vice President of Seller’s owner and John Yoon, President of Seller (together with their respective successors).
“Diligence Documents”	has the meaning set forth in Section 6(a).
“Due Diligence”	means examinations, evaluations, analyses, appraisals, inspections, reviews of files and documents, testing, studies and/or investigations.
“Effective Date”	has the meaning given thereto in the Preamble.
“Election Notice”	has the meaning set forth in Section 12(a)(i).

“Employee Leave”	means vacation, sick leave and any other paid leave accrued or accruing with respect to Employees.
“Employee Liabilities”	means all obligations and liabilities, actual or contingent with respect to Employees, whether accruing before or after Closing, including any and all obligations or liabilities: for (A) wages, salaries, Employee Leave, fringe benefits, and payroll taxes, (B) contributions and other payments to Hotel Employee Plans, (C) worker’s compensation claims based on any real or alleged occurrence prior to Closing and (D) claims or penalties under applicable laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards laws, fair employment practices and anti-discrimination laws, the Worker Adjustment and Retraining Notification Act of 1988, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).
“Employees”	means the employees of Seller or Seller’s Manager who are employed (whether on a full-time or part-time basis) at the Hotel immediately prior to the Closing Date in connection with the operation, ownership or management of the Hotel.
“Equipment Leases”	means all leases, agreements, financings or other arrangements pursuant to which Seller leases or rents, as lessee, certain equipment, machinery, tools, devices or other such items for use in connection with its ownership and operation of the Hotel.
“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent”	means, First American Title Insurance Company (acting through its New York office), as escrow agent hereunder (together with any successor escrow agent appointed in accordance with the terms hereof).
"Escrowed Funds"	has the meaning set forth in Section 24(a).
“Excess Construction Escrowed Funds”	has the meaning set forth in Section 20(c).
“Existing Lender”	has the meaning set forth in Section 5(k).
“Existing Violations and Construction Violations”	means any violation of law, municipal ordinances, orders or requirements issued against the Real Property that (i) exist of record immediately prior to the Closing, or (ii) that arise from and after the Closing through and until the earlier to occur of (A) Project Closeout and (B) the date of Purchaser’s written notice under Section 20(e) or 20(f) solely in connection with Seller’s matters relating to completion of the Hotel Project and Project Closeout (excluding any such violations issued in connection with the operation, management or ownership of the Property).
“Feasibility Study”	has the meaning set forth in Section 6(c).
“FF&E”	means all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, artwork, sculptures, paintings, and all other equipment and other personal property which are now, or may hereafter prior to the Closing Date may be placed in or attached to the Real Property and are used in connection with the operation of the Hotel (but not including items owned or leased by third-parties or which are leased by Seller or Seller’s Manager or the Equipment Leases).
“FF&E Contracts”	has the meaning set forth in Section 15(b)(xv).
“Financial Institution”	has the meaning set forth in Section 18(a).
“General Assignment”	has the meaning set forth in Section 11(a).
“GMP Contract”	means that certain Core and Shell Guaranteed Maximum Price Contract, dated September 15, 2011, between Hunter Roberts Construction Group LLC and Seller, as amended from time to time.
“Ground Lease Assignment”	has the meaning set forth in Section 11(a).
“Ground Lease Estoppel”	has the meaning set forth in Section 11(a).
“Ground Lease Event of Default”	means an Event of Default (as defined in the Ground Lease).
“Ground Lease Notice”	has the meaning set forth in Section 11(a).
“Ground Lease Security Deposit”	means the Security Deposit (as defined in the Ground Lease) to the extent held by Ground Lessor under the Ground Lease.
“Ground Lease”	means, collectively, that certain (i) Ground Lease, dated as of January 25, 2008, between Ricland L.L.C., as lessor and AREP FIFTY-SEVENTH LLC, as lessee, (ii) First Amendment to Ground Lease, dated as of June 15, 2010, between Ricland L.L.C., as lessor and AREP FIFTY-SEVENTH LLC, as lessee, (iii) Possession Date Agreement, dated as of July 1, 2010, between Ricland L.L.C., as lessor and AREP FIFTY-SEVENTH LLC, as lessee and (iv) Guaranty, dated as of January 25, 2008, by Lawrence N. Friedland and Richard Chapman, as guarantor in favor of AREP FIFTY-SEVENTH LLC and (v) the Second Amendment to Ground Lease dated as of September 16, 2013 (including if applicable, in accordance with Section 8(a) hereof, the non-disturbance and attornment agreement and Amended and Restated Memorandum of Ground Lease referenced therein).
“Ground Lessor”	means the landlord under the Ground Lease.
“Guaranteed Obligations”	has the meaning set forth on the signature page.
“Guarantees”	has the meaning set forth in Section 1.
“Guarantor”	means, jointly and severally, ARK REAL ESTATE PARTNERS II LP, a Delaware limited partnership and ARK DOMESTIC INVESTORS LLC, a Delaware limited liability company.
“Guest Ledger”	means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller.
“Holdback Account”	has the meaning set forth in Section 24(a).
“Holdback Escrow Agreement”	has the meaning set forth in Section 11(a)(xiii).
“Hotel”	has the meaning given thereto in the Recitals.
“Hotel Construction Costs”	has the meaning set forth in Section 20(a)(iii).
“Hotel Employee Plan”	means an employee benefit plan (as defined in ERISA), other than a Multi-Employer Plan, to which Seller or Seller’s Manager sponsors, maintains or currently makes contributions on account of any Employees.

“Hotel Project”	has the meaning set forth in Section 20(a)(i).
“Incentive Management Fee Threshold”	has the meaning set forth in the Viceroy Agreement.
“include”, “includes”, “including”	shall be deemed to be followed by the words “without being limited to”.
“Insurance Deficiency”	has the meaning set forth in Section 12(a)(ii).
“Intangible Property”	has the meaning set forth in Section 1.
“Inventory”	means “inventory” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Hotel, or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under applicable law.
“IT Systems”	means Seller’s right, title and interest in all computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of any applicable third party license agreement), to the extent such IT Systems may be assigned without expense to Seller and without the consent of any party.
“Land”	has the meaning given thereto in the Recitals.
“Leases”	means, collectively, the Restaurant Lease and, if applicable, the Back-of-House Lease.
“Liabilities”	means, collectively, any and all conditions, losses, liens, costs, expenses, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses).
“Licenses and Permits”	has the meaning set forth in Section 1.
“Liquor License”	has the meaning set forth in Section 9(b)(x).
“Liquor License Application”	has the meaning set forth in Section 16(b).
“Mandatory Cure Items”	has the meaning set forth in Section 8(e).
“Material Assumed Contracts”	has the meaning set forth in Section 6(f)(i).
“Mortgage Assignment”	has the meaning set forth in Section 5(k).
“Multi-Employer Plans”	has the meaning set forth in Section 22(f).
“Non-Union Employees”	means all Employees who are not represented by the Union or not part of a proposed bargaining unit that is subject to a pending or imminent organizing effort.
"Notice Challenge"	has the meaning set forth in Section 24.
“Notice of Breach”	has the meaning set forth in Section 24(a).
“OFAC”	has the meaning set forth in Section 18(a)(i).
“Open For Business Date”	has the meaning given thereto in the Ground Lease.
“Outside Closing Date”	has the meaning set forth in Section 4(a).
“Patriot Act”	has the meaning set forth in Section 18(a)(iv).
“Permitted Exceptions”	means, collectively, the following (excluding any Mandatory Cure Items): (a) all matters disclosed in Exhibit P;

(b)       all matters disclosed on the Survey;

(c)       such state of facts as would be disclosed by a physical inspection or any updated survey of the Property;

(d)       any exceptions caused by Purchaser or Purchaser’s Representatives;

(e)       matters not timely objected to by Purchaser in Section 8;

(f)       matters deemed “Permitted Exceptions” pursuant to the terms of this Agreement;

(g)       all mortgages and other agreements and liens relating to the Mortgage Assignment (to the extent assigned to Purchaser’s lender at Purchaser’s request);

(h)       such other exceptions as Title Company shall commit to Remove without any additional cost to Purchaser;

(i)       the pre-printed exceptions from coverage and conditions and stipulations set forth in the Title Commitment (except to the extent such matters may be removed by the Title Affidavit from Seller and not including any exception for mechanic’s liens);

(j)       the lien of real estate and personal property taxes not yet due and payable and other liens now existing or hereafter arising and securing payments that are to be pro-rated between Seller and Purchaser;

(k)       governmental restrictions on use, zoning laws, building codes and other applicable laws, ordinances and regulations; and

(l)       the Ground Lease, the Viceroy Agreement, the Restaurant Lease and the Equipment Leases.

“Person”	has the meaning set forth in Section 18(a)(i).
“Personal Property”	has the meaning set forth in Section 1.
“Plan Assets Regulation”	has the meaning set forth in Section 14(h).
“Press Release”	has the meaning set forth in Section 19(p).
“Principal Construction Contracts”	means, collectively, (i) Core and Shell Guaranteed Maximum Price Contract, dated September 15, 2011, between Hunter Roberts Construction Group LLC and Seller, as affected by letter agreement of approval dated October 27, 2011, and as further amended from time to time, (ii) AIA Document A133 – 2009, Standard Form of Agreement Between Owner and Construction Manager as Constructor, dated as of May 10, 2010, by and between Hunter Roberts Construction Group, LLC and Seller, as amended by that certain Amendment to AIA Document A133 – 2009, Standard Form of Agreement Between Owner and Construction Manager as Constructor, and AIA Document A201-2007, General Conditions of the Contract for Construction dated as of June 30, 2010, by and between Hunter Roberts Construction Group, LLC and Seller, as affected by that certain notice to proceed dated February 16, 2011, by and between Hunter Roberts Construction Group, LLC and Seller, as affected by that certain notice to proceed dated August 15, 2011, by and between Hunter Roberts Construction Group, LLC and Seller, and as further amended from time to time, (iii) AIA Document A201 – 2007, dated June 29, 2010, by and between

Hunter Roberts Construction Group, LLC and Seller, as affected by that certain notice to proceed dated August 15, 2011, by and between Hunter Roberts Construction Group, LLC and Seller, and as further amended from time to time, (iv) AIA Document B101 (2007) Standard Form of Agreement between Owner and Architect, dated January 15, 2010, between Gene Kaufman Architect PC and Seller, as amended by that certain addendum letter dated March 8, 2010 by and between Gene Kaufman Architect, P.C. and Seller, and that certain addendum letter dated December 4, 2012 by and between Gene Kaufman Architect, P.C. and Seller, and as further amended from time to time, (v) Agreement for Professional Services, dated as of November 20, 2009 by and between Seller and Roman and Williams Buildings and Interiors and (vi) AIA Document A134 – 2009, Standard Form of Agreement Between Owner and Construction Manager as Constructor, dated as of August (undated), 2013, by and between Reidy Contracting Group LLC and Seller, as amended from time to time.
“Project Closeout”	has the meaning set forth in Section 20(f).
“Project Closeout Deliverables”	has the meaning set forth in Section 20(f).
“Project Completion Date”	has the meaning set forth in Section 20(b).
“Project Construction Completion Date”	has the meaning set forth in Section 20(b).
“Property Documents”	means all Diligence Documents, leases (if any), Assumed Contracts, Licenses and Permits, non-confidential books and records located at the Real Property or at the office of Seller’s Manager, in each case, relating to the operation or ownership of the Property.
“Property Information”	means, collectively, all financial and operating records of the Property (including all revenue and operating expense records) Contracts, Guarantees, plans, drawings, surveys, title documents, property records and other information relating to the Property (including the Confidential Information, the Diligence Documents, the Property Documents and all documents, agreements, materials and other items made available from time-to-time by, or on behalf of, Seller or any other Seller Related Party).
“Property”	has the meaning set forth in Section 1.
“Purchase Price”	has the meaning set forth in Section 2.
“Purchaser”	has the meaning given thereto in the Preamble.
“Purchaser Access Indemnity Obligations”	has the meaning set forth in Section 6(c).
“Purchaser Party”	has the meaning set forth in Section 18(a)(ii).
“Purchaser’s Closing Deliveries”	has the meaning set forth in Section 11(b).
“Purchaser’s Representatives”	means any, actual or prospective, direct or indirect, owner of any beneficial interest in Purchaser, and any of Purchaser’s or such owner’s affiliates, partners, shareholders, members, trustees, officers, employees, agents, counsel, advisors, directors, contractors, engineers, consultants, advisers, lenders and representatives.
“Purchaser’s Response”	has the meaning set forth in Section 8(d).
“Real Estate Taxes”	has the meaning set forth in Section 1(a)(i) of Schedule 2.
“Real Property”	has the meaning given thereto in the Recitals.
“Release Date”	has the meaning set forth in Section 24(a).
“Remove”	with respect to any exception to title, means that Seller causes Title Company to remove the same as an exception to the title insurance policy to be issued pursuant to the Closing Title Commitment for the benefit of Purchaser, without any additional cost to Purchaser, whether such removal is made available in consideration of payment, bonding, indemnity of Seller or otherwise.
“Rents”	has the meaning set forth in Section 1(c)(ii) of Schedule 2.
“Reporting Person”	has the meaning set forth in Section 19(d).
“Reporting Requirements”	has the meaning set forth in Section 19(d).
“Request for Entry”	has the meaning set forth in Section 6(c).
“Requesting Party”	has the meaning set forth in Section 5(g).
“Restaurant Lease Estoppel”	has the meaning set forth in Section 11(a).
“Restaurant Lease Notice”	has the meaning set forth in Section 11(a).
“Restaurant Lease Tenant”	means GM 57TH STREET, LLC, the tenant under the Restaurant Lease.
“Restaurant Lease Termination Fee”	means (i) the termination payment required to be made by the landlord under the Restaurant Lease in accordance with the terms of Section 7.02(b) of the Restaurant Lease in connection with the Restaurant Lease Termination, or (ii) if applicable, any amount payable to the Restaurant Tenant under the Restaurant Termination Waiver (provided that such amount does not exceed the amount that would be payable to the Restaurant Tenant if the Restaurant Lease had been terminated in accordance with the terms of Section 7.02(b) of the Restaurant Lease).
“Restaurant Lease Termination”	means the termination of the Restaurant Lease by the Restaurant Tenant in accordance with the terms of Section 7.02(b) of the Restaurant Lease in connection with the sale of the Property to Purchaser in accordance with the terms of the Restaurant Lease.
“Restaurant Lease”	means that certain Ground Floor Restaurant & Rooftop Lounge Indenture of Lease, dated as of April 4, 2013, between Seller, as landlord and GM 57th Street LLC, together with any amendments permitted hereunder.
“Restaurant Termination Waiver”	has the meaning set forth in Section 9(b)(ix).
“Retail Merchandise”	means all merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Cut-Off Time, but not including any such merchandise owned by any tenant at the Property or by the Manager.
“ROFO Waiver”	means the waiver by Ground Lessor of its right of first offer under Section 15.2 of the Ground Lease.
“Second Amendment to Ground Lease”	means that certain Second Amendment to Ground Lease (including the non-disturbance and attornment agreement and Amended and

Restated Memorandum of Ground Lease referenced therein) substantially in the form attached hereto at Exhibit J.
“Seller”	has the meaning given thereto in the Preamble.
“Seller Party”	has the meaning set forth in Section 18(b).
“Seller Related Parties”	means, collectively, (i) Seller, (ii) Seller’s counsel, (iii) Seller’s Manager, (iv) Willow Advisors LLC (and its affiliates), (v) any contractor, consultant, vendor or supplier of Seller or property manager, (vi) any direct or indirect owner of any beneficial interest in Seller, (vii) any officer, director, employee, or agent of Seller, Seller’s counsel, Seller’s Manager or any direct or indirect owner of any beneficial interest in Seller and (ix) any other Person affiliated or related in any way to any of the foregoing; the term “Seller Related Party” means any of the Seller Related Parties.
“Seller’s Closing Deliveries”	has the meaning set forth in Section 11(a).
“Seller’s knowledge” or “Seller’s best knowledge”	has the meaning set forth in Section 15(e).
“Seller’s Manager”	means KHM Viceroy New York, LLC, as manager under the Viceroy Agreement (together with its successors and assigns)
“Seller’s Representation”	means any and all representations and warranties expressly made by Seller in this Agreement or in any of Seller’s Closing Deliveries.
“Seller’s Reserved Claims”	has the meaning set forth in Section 20(i).
“Seller’s Response”	has the meaning set forth in Section 8(c).
“Special Assessments”	has the meaning set forth in Section 1(a) of Schedule 2.
“Specially Designated Nationals and Blocked Persons”	has the meaning set forth in Section 18(a)(i).
“Substantially Complete” or “Substantial Completion”	each means, with respect to the Hotel Project, the occurrence of the Management Commencement Date (as defined in the Viceroy Agreement as of the Effective Date).
“Supplies”	means all items included in the definition of “Property and Equipment” under the Uniform System of Accounts and used in the operation of the Hotel, including linen, china, glassware, tableware, uniforms and similar items, subject to such depletion and including such resupplies prior to the Closing Date as shall occur in the ordinary course of business.
“Survey”	has the meaning set forth in Section 8(a).
“Survival Period”	means the period commencing on the Closing Date and ending on the sixth (6TH) month anniversary of the Closing Date (time shall be of the essence with respect to such period).
“Tax Agreement”	has the meaning set forth in Section 5(g).
“Tax Matter”	has the meaning set forth in Section 5(f).
“Temporary Certificate of Occupancy”	means one or more temporary certificates of occupancy permitting the uses contemplated in the Construction Plans with respect to all areas of the Hotel excluding the 28th and 29th floors and certain ADA compliant guest rooms.
“Title Affidavit”	has the meaning set forth in Section 11(a)(viii).
“Title Commitment”	means that certain Proforma Owner’s Policy of Title Insurance, Title Number 30-20-622869, issued by First American Title Insurance Company, a true, correct, complete copy of which is attached hereto at Exhibit O.
“Title Company”	means (i) First American Title Insurance Company (acting through its New York Office) as to 10% and (ii) First American Title Insurance Company as to 90%.
“Title Defect” or “Title Defects”	has the meaning set forth in Section 8(b).
“Title Objections”	has the meaning set forth in Section 8(b).
“Trade Payables”	has the meaning set forth in Section 1(k) of Schedule 2.
“Transaction”	means the purchase and sale of the Property as contemplated by this Agreement.
“U.S. Person”	has the meaning set forth in Section 18(a)(i).
“Uniform System of Accounts”	means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, published by the Hotel Association of New York City, Inc.
“Union”	means New York Hotel & Motel Trades Council, AFL-CIO or any union that is certified or recognized as the bargaining agent representing Employees or is attempting to organize Union Employees.
“Union Assignment”	has the meaning set forth in Section 11(a).
“Union Contract”	means any collective bargaining agreement between the Union and Seller or Seller’s Manager covering Employees.
“Union Employees”	means Employees whose employment is governed by any collective bargaining agreement between the Union and Seller or Seller’s Manager or for whom the Union is certified or recognized as the bargaining agent or is part of a proposed bargaining unit that is subject to a pending or imminent organizing effort.
“Update”	has the meaning set forth in Section 8(b).
“Viceroy Agreement”	means, collectively, that certain Hotel Management Agreement, having an effective date of February 20, 2013, between Seller, as owner and KHM Viceroy New York, LLC, as manager and that certain Technical Services and Pre-Opening Services Agreement, dated as of February 20, 2013, between Seller and KHM Viceroy New York, LLC, together with any amendments permitted hereunder.
“Viceroy Agreement Notice”	has the meaning set forth in Section 11(a).
“Viceroy Estoppel”	has the meaning set forth in Section 11(a).
“Viceroy Key Money”	means the “Key Money” as defined in the Viceroy Agreement.
“WARN Act”	has the meaning set forth in Section 22(g).

SCHEDULE 2

CLOSING PRO RATIONS/APPORTIONMENTS

Section 1.                Adjustments. Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. E.S.T. on the day preceding the Closing (the “Cut-Off Time”), based upon a three hundred sixty-five (365) day year, and the net amount thereof under this Section shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price payable at Closing:

(a)                Real Estate Taxes.

(i) Definitions. As used herein, the term “Real Estate Taxes” means, without duplication, any and all real estate taxes, sewer taxes and rents, vault taxes or any other tax, levy, fee or charge, general or special, ordinary or extraordinary, foreseen or unforeseen levied or assessed against the Real Property (including any business improvement district tax); provided, however, that Real Estate Taxes shall not include any special assessments (collectively, “Special Assessments”).

(ii) General.

(A) Any Real Estate Taxes paid at or prior to the Closing shall be prorated based upon the amounts actually paid. If any Real Estate Taxes for the current year remain unpaid as of the Closing Date, Purchaser shall receive a credit against the Purchase Price at the Closing in an amount equal to that portion of such Real Estate Taxes which relates to the period prior to the Closing Date. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual Real Estate Taxes for the current year differs from the amount apportioned at the Closing, Seller and Purchaser shall make all necessary adjustments by appropriate payments between themselves within twenty (20) days after receipt by either party of a notice or bill from the applicable taxing authority indicating such difference.

(B) Seller shall pay any and all installments of Special Assessments which are due and payable prior to the Closing Date, and Purchaser shall pay any and all installments of Special Assessments due and payable on or after the Closing Date; provided, however, that unless payable prior to the Closing Date, Seller shall not be responsible for any installments of Special Assessments which have not been confirmed or which relate to projects that have not been completed prior to the Closing Date, which such Special Assessments shall be paid by Purchaser.

(iii) Refunds and Credits. All Real Estate Tax and assessment refunds and credits received after the Closing by Seller shall be apportioned and paid to Purchaser to the extent such amounts relate to any period on or after the Closing Date. All Real Estate Tax and assessment refunds and credits received after the Closing by Purchaser shall be apportioned and paid to Seller to the extent such amounts relate to any period prior to the Closing Date. Notwithstanding the foregoing, if any refund creates an obligation on Purchaser to reimburse any tenant under any lease for any amount paid or to be paid, the portion of such refund which is required to be so reimbursed shall be paid to, or retained by, Purchaser and Purchaser shall promptly refund or credit such amount (after deduction of allocable expenses as may be provided in the lease to such tenant) to the extent such tenant(s) are entitled thereto. Subject to Section 5(f) of the Agreement, all reasonable attorneys’ fees and expenses incurred to obtain any such refunds or credits shall be shared between Seller and Purchaser in proportion to their shares in the gross amount of such refunds or savings (without regard to any amount reimbursable to any tenants).

(iv) Escalations. Seller shall have no obligation to pay (and Purchaser shall not receive a credit at the Closing) for any Real Estate Taxes or Special Assessments to the extent that Purchaser is entitled after the Closing Date to reimbursement of such Real Estate Taxes or Special Assessments, or the recovery of any increase in Real Estate Taxes and Special Assessments, from any tenant at the Property, regardless of whether Purchaser actually collects such reimbursement from such tenants, it being understood and agreed by Purchaser and Seller that the burden of collecting such reimbursements shall be solely on Purchaser. In addition, Seller shall not be responsible for any and all Real Estate Taxes, Special Assessments, changes in tax rate or assessed valuation arising out of the Transaction or occurring on or after the Closing Date.

(b)               Water and Sewer Charges, Utilities. All utility services shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the amount for such utilities and pay between the parties (as applicable) any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. To the extent required by local law, Seller shall provide evidence of payment of the most recent water bill at Closing. Seller shall receive a credit for all deposits actually transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts, otherwise such deposits shall be refunded to Seller. The foregoing shall not affect Purchaser’s right to open new accounts in Purchaser’s name, which such accounts may provide for Purchaser to delivery a new deposit to the applicable utility company.

(c)                Ground Lease; Back-of-House Lease; Restaurant Lease; Viceroy Agreement.

(i) All payments paid by Seller, as tenant under the Ground Lease (including all Fixed Rent) or the Back-of-House Lease (if applicable) shall be pro-rated between Seller and Purchaser as of the Cut-Off Time. Seller shall be responsible for all such payments to the extent relating to any period prior to, but not including, the Cut-Off Time and Purchaser shall be responsible for all such payments to the extent relating to any period from and after the Cut-Off Time. If applicable, at Closing, Purchaser shall reimburse Seller for the amount of the security deposit then posted by Seller under the Back-of-House Lease (if applicable).

(ii) All rents (including any base rent, fixed rent, percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other revenue of any kind (collectively, “Rents”) paid by tenants under the leases (including with respect to the Restaurant Lease) shall be pro-rated between Seller and Purchaser as of the Cut-Off Time. Seller shall be entitled to all Rents relating to any period prior to, but not including, the Closing Date regardless of whether the obligation to pay such Rents therefor arises prior to or after the Closing Date.

(iii) All and all payments paid by Seller’s Manager to Seller under the Viceroy Agreement shall be pro-rated, on an as and if collected basis, between Seller and Purchaser as of the day immediately preceding the Closing Date. Seller shall be entitled to receive all payments required to be made by Seller’s Manager to the owner under the Viceroy Agreement relating to any period prior to the Cut-Off Time regardless of whether the obligation to pay such amount therefor arises prior to or after the Closing Date. Purchaser shall be entitled to all payments required to be made by Seller’s Manager to the owner under the Viceroy Agreement relating to any period under the Viceroy Agreement from and after the Closing Date. Any and all payments payable by Seller to Seller’s Manager under the Viceroy Agreement shall be pro-rated as of the Cut-Off Time. Seller shall be responsible for all such payments required to be made by the owner under the Viceroy Agreement to Seller’s Manager to the extent relating to any period prior to, but not including, the Closing Date and Purchaser shall be responsible for all such payments required to be made by the owner under the Viceroy Agreement to Seller’s Manager the extent relating to any period from and after the Closing Date.

(iv) Any Rents that are delinquent and unpaid as of the Closing (“Delinquent Rents”) shall not be pro rated between Seller and Purchaser. For a period of six (6) months after the Closing Date, Purchaser shall, unless otherwise directed by Seller, bill tenants who owe Delinquent Rents on a monthly basis at the same time and in the same manner Purchaser bills tenants for Rents due after the Closing Date and otherwise in accordance with Purchaser’s customary practice, but Purchaser shall have no obligation to commence any action or take any further action to collect Delinquent Rents. If Seller shall not have received all the Delinquent Rents by the one hundred twentieth (120th) day after the Closing Date, then Seller shall have the right, at any time, to pursue the collection from any tenant under any lease for Delinquent Rents and Purchaser shall reasonably cooperate with Seller (at Seller’s expense) in respect of any such collection; provided, however, that in connection with any legal proceedings or other action against any tenant, Seller shall not seek to evict any such tenant or terminate the related lease. For so long as any of the Delinquent Rents shall remain outstanding, all Rents collected by Purchaser after the Closing Date from the applicable tenant shall, unless otherwise specified by the applicable tenant making such payment, be applied (1) first to Seller and Purchaser, in the amount and on account of Rents for the month in which the Closing occurs, (2) second to Purchaser on account of Rents accruing or payable subsequent to the Closing Date, (3) third to Seller on account of the Delinquent Rents, and (4) fourth any remaining amounts to Purchaser.

(d)               Assumed Contracts. Charges and payments (including the reimbursement of expenses) under all Assumed Contracts (excluding amounts payable under the Viceroy Agreement, which shall be subject to adjustment in accordance with the terms of subsection (c)).

(e)                Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, parking or other income-producing agreements.

(f)                Inventory. Seller shall receive a credit for all Inventory and Retail Merchandise not in circulation and in unopened cases as of the Closing in an amount equal to Seller’s actual cost (including all applicable sales, use and other taxes) for such items.

(g)                Licenses and Permits. All amounts prepaid, accrued or due and payable under all Licenses and Permits (other than utilities which are separately prorated under Section 1(b) of this Schedule 2) transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

(h)               Deposits for Booking. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events to the extent applicable to periods accruing on or after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are otherwise transferred to Purchaser.

(i)                 Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotel as of the Cut-Off Time and shall retain all monies accrued as of the Cut-Off Time, and Purchaser shall be entitled to any monies accrued from the restaurants and bars thereafter.

(j)                 Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

(k)               Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 1 of this Schedule 2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Cut-Off Time for which goods or services have been delivered to the Hotel prior to the Cut-Off Time, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Cut-Off Time, and Purchaser shall be obligated to pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, Seller and Purchaser shall re-prorate the amount of credit for any Trade Payables and pay as between the parties (as applicable) any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Retail Merchandise, Supplies and Inventories ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Retail Merchandise, Supplies and Inventories which were ordered prior to Closing.

(l)                 Cash. Seller shall receive a credit for all cash on hand at the Hotel and all cash on deposit in any house bank at the Hotel as of the Cut-Off Time and all such cash shall be delivered to Purchaser at Closing. Seller shall retain all amounts in any operating accounts of the Hotel in any bank, and there shall be no credit or adjustment hereunder with respect to such cash.

(m)             Employee Compensation. Seller shall be responsible for any and all wages, vacation pay, health and welfare payments, liabilities and other amounts accrued as of the Cut-Off Time which are due to all Union Employees and Non-Union Employees of the Hotel, whether or not such Employees will be employed by Purchaser immediately after the Closing. Except as provided in Section 22 of this Agreement Seller shall, or shall cause Seller’s Manager to, pay to all such employees an amount representing such employee’s respective accrued wages, vacation pay, health and welfare payments, liabilities and other amounts accrued as of the Cut-Off Time.

(n)               Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, (i) under the explicit terms of this Agreement, is to be apportioned at Closing, or (ii) is customarily prorated at the closing of similar transactions in the State of New York.

Section 2.                Re-Adjustment. If any items to be adjusted pursuant to this Schedule 2 are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Purchaser shall deliver to Seller no later than one hundred eighty (180) days following the Closing Date a schedule of prorations setting forth Purchaser’s determination of all adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Schedule 2. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is one hundred eighty (180) days following the Closing. If Seller shall raise any objections to Purchaser’s schedule as provided above, the parties shall meet within ten (10) days after submission of Seller’s notice thereof and attempt to resolve such objections. If any objections are not resolved within said ten (10) day period, such objections may thereafter be submitted by either party for determination to a nationally recognized and impartial accounting firm. The determination of such firm shall be final and conclusive on the parties and judgment may be entered thereon in any court of competent jurisdiction. The rules of the AAA applicable to commercial arbitrations shall apply to any such arbitration, and the parties shall bear the fees and expenses of the firm handling such determination equally. Purchaser’s schedule shall be deemed amended by agreement of the parties or determination of such accounting firm, and, within ten (10) days after such agreement or determination (or, if Seller raises no objections to Purchaser’s schedule, the expiration of the sixty (60) day objection period), then Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as the case may be, the balance due such party based upon Purchaser’s schedule, as so finalized.

Section 3.                Accounts Receivable.

(a)                Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to Purchaser. In the event that an amount less than the total amount due from a guest is collected and guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to Seller and thereafter to such person’s amounts accruing to Purchaser. Amounts credited hereunder shall be readjusted based upon actual collections pursuant to Section 2 of this Schedule 2.

(b)               Accounts Receivable (Other than Guest Ledger). On the Closing Date, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to all Accounts Receivable that are past due as of the Closing (such assigned Accounts Receivable, being the “Assigned Accounts Receivable”), and Purchaser shall pay to Seller an amount equal to 100% of the Assigned Accounts Receivable. The Assigned Accounts Receivable addressed in this Section 2(b) of this Schedule 2 shall not include the Guest Ledger, which is addressed in Section 3(a) of this Schedule 2.

Section 4.                Survival. The provisions of this Schedule 2 and the obligations of Seller and Purchaser under this Schedule 2 shall each survive the Closing.